UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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MOLEX INCORPORATED

(Name of Registrant as Specified in Its Charter)

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MOLEX INCORPORATED

2222 Wellington Court

Lisle, Illinois 60532

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 26, 2012

Dear Stockholders:

We will hold the annual meeting of Molex Incorporated stockholders on Friday, October 26, 2012 at 10:00 a.m., Central time, at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

The purpose of the annual meeting is to consider and take action on the following matters:

1.  Election of five Class I directors nominated by Molex’s Board of Directors to serve a three-year term;

2.  Ratification of the selection of Ernst & Young LLP as Molex’s independent auditor for fiscal 2013; and

3.  Any other business that properly comes before the meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record as of the close of business on August 31, 2012 are entitled to vote at the annual meeting or any adjournments or postponements thereof.

Your vote is important. Please note that your broker is not permitted to vote on your behalf on the election of directors unless you provide specific voting instructions by completing and returning your voting instruction form or following the instructions provided to you to vote your shares via the Internet or telephone. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted. You may vote via the Internet, telephone or mail before the annual meeting or in person at the annual meeting.

By Order of the Board of Directors

Mark R. Pacioni

Secretary

September 7, 2012

Lisle, Illinois

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 26, 2012: The Proxy Statement and the Annual Report are available at www.proxyvote.com.

i

MOLEX INCORPORATED

2222 Wellington Court

Lisle, Illinois 60532

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Molex Incorporated (“Molex” or the “Company”), a Delaware corporation, for use at the annual meeting of stockholders to be held on Friday, October 26, 2012, at 10:00 a.m., Central time, or at any postponements or adjournments thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and for any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting, which will be held at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

In accordance with Securities and Exchange Commission (the “SEC”) rules, we furnish our proxy materials, including our Annual Report to Stockholders, on the Internet. We will begin distributing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners on or about September 7, 2012. The Notice of Internet Availability contains instructions on how to access this Proxy Statement and our 2012 Annual Report to Stockholders and how to vote. If you receive a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request them, which you may do by following the instructions included in the Notice of Internet Availability.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of Molex voting stock as of the close of business on August 31, 2012. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

How to Vote

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided.

By Internet.    Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were received, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check your voting instruction form for Internet voting availability. Voting instructions must be received by 11:59 p.m., Eastern time, October 25, 2012.

By Telephone.    Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions regarding accessing a copy of the Proxy Statement on the Notice of Internet Availability or, if printed copies of the proxy materials were received, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-

tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees. Voting instructions must be received by 11:59 p.m., Eastern time, October 25, 2012.

By Mail.    Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received before October 26, 2012 to be voted at the annual meeting. Please check your voting instruction forms for the date the forms must be submitted to your broker, trustee or nominee.

In Person.    Stockholders of record may also vote in person at the annual meeting. We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

Molex is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If you submit a properly executed proxy and do not specify how you want your shares to be voted, your shares will be voted by the named proxy holders “For” the election of all director nominees and “For” the ratification of Ernst & Young as our independent auditor for fiscal 2013.

In their discretion, the named proxy holders are authorized to vote in their best judgment on any other matters that may properly come before the annual meeting and at any postponements or adjournments thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received by the applicable deadlines, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by sending to our Secretary, at 2222 Wellington Court, Lisle, Illinois 60532, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person. If your shares are held in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or nominee.

Meeting Admission

You are entitled to attend the annual meeting only if you were a Molex stockholder as of the close of business on August 31, 2012 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted. Cameras, recording equipment, electronic devices, large bags, briefcases or packages will not be permitted in the annual meeting. For directions to the annual meeting, please call 630.527.4447.

Molex Stock

We have three classes of common stock: Common Stock, par value $.05 per share (“Common Stock”), Class A Common Stock, par value $.05 per share (“Class A Common Stock”), and Class B Common Stock, par value $.05 per share (“Class B Common Stock”).

–  Voting Stock: Common Stock and Class B Common Stock

The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to the conditions summarized below, vote separately as a class as to all matters except the election of directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class. As of the record date, Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel control the vote of approximately 93% of Class B Common Stock. As a result, regardless of the vote of any other Molex stockholder, they generally have control over the vote relating to all matters other than the election of directors.

The right of Class B Common Stock holders to vote separately as a class is subject to applicable law and exists for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of August 31, 2012, more than 50% of the authorized shares of Class B Common Stock were outstanding.

–  Non-Voting Stock: Class A Common Stock

The holders of Class A Common Stock have the same liquidation rights and the same rights and preferences regarding dividends as the holders of Common Stock or Class B Common Stock. However, the holders of Class A Common Stock have no voting rights except as otherwise required by law or under certain circumstances. For example, under Delaware law, any amendments to our Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together.

Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by the Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel family, as defined in our Certificate of Incorporation, becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

–  Shares Outstanding on the Record Date

As of the close of business on August 31, 2012 there were outstanding:

95,560,076 shares of Common Stock

81,049,723 shares of Class A Common Stock

94,255 shares of Class B Common Stock

–  Quorum

A majority of the outstanding shares of each of Common Stock and Class B Common Stock entitled to vote will constitute a quorum at the meeting.

Counting of Votes

All votes will be tabulated by Broadridge Financial Solutions, Inc., the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

Our directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock voting together as a class. This means the director nominees who receive the largest number of properly cast “For” votes will be elected as directors. Abstentions and withheld votes will have no effect on the result of the votes on the election of directors.

All other proposals must be approved separately by a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting voting as a class and the majority of the shares of Class B Common Stock present in person or represented by proxy at the annual meeting voting as a class. Abstentions will have the same effect as votes against these proposals.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the annual meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. Brokers cannot vote “uninstructed” shares in the election of directors. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote on the election of directors (Item 1) then no votes will be cast on your behalf. The NASDAQ rules permit brokers to vote their clients’ shares in their own discretion on the ratification of the selection of Ernst & Young LLP as independent auditor (Item 2) if they have not received instructions from their clients. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by Molex, which has retained Georgeson Inc. (“Georgeson”), 199 Water Street, 26th Floor, New York, New York 10038, to aid in the solicitation of proxies, for fees of approximately $8,500, plus additional expenses of approximately $1,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. Molex will reimburse such parties for their reasonable expenses for sending proxy materials to the beneficial owners of the shares. In addition, solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

Voting Results

We will announce preliminary voting results at the annual meeting and report final voting results within four business days of the annual meeting on Form 8-K. You can access that Form 8-K and our other reports filed with the SEC at our website www.molex.com or at the SEC’s website www.sec.gov.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours at our offices at 2222 Wellington Court, Lisle, Illinois 60532, for ten days prior to the annual meeting, and also at the annual meeting.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board). A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each share of Common Stock and Class B Common Stock is entitled to one vote for each of the five director nominees. It is the intention of the named proxy holders to vote the proxies received by them for the election of the five nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board of Directors, the proxies will be voted for the election of a substitute nominee proposed by the Board unless the Board chooses to reduce the number of directors serving on the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. The characteristics sought in director candidates are: well regarded in the community with long-term, good reputation for highest ethical and moral standards; good common sense and judgment; an independent, objective, candid, yet constructive approach; the ability to contribute from a diversity of perspectives including geographical, cultural and professional; a strategic perspective, awareness of the dynamics of change and the ability to anticipate and capitalize on business opportunities; a history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions; business and/or professional knowledge and experience applicable to the Company’s business; and the time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.

In addition, the Committee considers whether the candidate is committed to act in the best interests of all shareholders, satisfies the independence standards, contributes to the overall functioning of the Board and promotes diversity among the directors. The Committee discusses diversity considerations in connection with each candidate, and in connection with the composition of the Board as a whole. The Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Based upon the recommendation of the Corporate Governance and Nominating Committee, Michelle L. Collins, Fred L. Krehbiel, David L. Landsittel, Joe W. Laymon and James S. Metcalf are all nominees for reelection to the Board. If elected, each nominee would serve until the 2015 annual meeting of stockholders.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a director and their age.

Frederick A. Krehbiel and John H. Krehbiel, Jr., are brothers and Fred L. Krehbiel is the son of John H. Krehbiel, Jr., (collectively, the “Krehbiel Family”). The Krehbiel Family may be considered “control persons” of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

Class I Nominees Subject to Election at the 2012 Annual Meeting of Stockholders

MICHELLE L. COLLINS

Michelle L. Collins, age 52, has served as a director of Molex since 2003. Ms. Collins has been President of Cambium LLC, a business and financial advisory firm, and Advisory Board Member of Svoboda Capital Partners LLC since 2007. Ms. Collins was a co-founder of Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC. Ms. Collins is a director of Columbia Wanger and Acorn Trusts, Health Care Service Corporation and Integrys Energy Group, Inc. Ms. Collins’ prior public company director experience includes CDW Corporation (1996-2007) and Bucyrus International (2009-2011).

The Board believes that Ms. Collins, co-founder and former managing director of a private equity firm, brings broad business, management and financial experience, including financial statement evaluation and analysis, oversight and reporting experience. Ms. Collins also has extensive governance experience from her service as a director of other public and private companies, mutual funds, civic and not-for-profit organizations.

Ms. Collins is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

FRED L. KREHBIEL

Fred L. Krehbiel, age 47, has served as a director of Molex since 1993. Since 1988, he has served in various engineering, marketing and managerial positions within Molex. Mr. Krehbiel is Senior Vice President, Technology Innovation; from July 2007 through August 2009 he was Vice President, Product Development and Commercialization for Molex’s Global Commercial Products Division; from 2003 to 2007, he was President, Connector Products Division (Americas), and from 2002 to 2003, he served as President, Automotive Division (Americas). Mr. Krehbiel has not served as a director of any other public company during the past five years.

The Board believes that Mr. Krehbiel’s 20-plus years of experience with Molex in a variety of roles including current service as Senior Vice President, Technology Innovation, provides the Board with an extensive understanding of Molex’s products, customers and markets. Mr. Krehbiel also brings an understanding of the industry’s trends and opportunities and Molex’s technology competitiveness and strategy.

Mr. Krehbiel is a member of the Technology Committee.

DAVID L. LANDSITTEL

David L. Landsittel, age 72, has served as a director of Molex since 2005. Mr. Landsittel has been the Chairman of COSO, a private sector organization that provides guidance to business enterprises and others on internal controls, enterprise risk management and fraud deterrence, since 2009. He previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants. From 1963 to 1997, Mr. Landsittel served as an auditor in various positions with Arthur Andersen LLP. Mr. Landsittel is a Trustee of Burnham Investors Trust.

The Board believes Mr. Landsittel’s experience in accounting, auditing and financial reporting lends financial expertise to oversee Molex’s financial statements, internal controls and risk management. Mr. Landsittel’s leadership positions in accounting and auditing organizations offers current insight and perspective on financial reporting and audit processes. Mr. Landsittel also brings to the Board investment management company experience.

Mr. Landsittel is the Chairman of the Audit Committee and is a member of the Compensation Committee.

JOE W. LAYMON

Joe W. Laymon, age 59, has served as a director of Molex since 2002. He resigned from the Board in 2006 and was re-elected in January 2008. Mr. Laymon has been Corporate Vice President of Human Resources at Chevron Corporation since 2008. Prior to that, Mr. Laymon was Group Vice President of Corporate Human Resources and Labor Affairs of Ford Motor Company from 2004 to 2008. Mr. Laymon has not served as a director of any other public company during the past five years.

The Board believes that Mr. Laymon’s executive and management experience at two Fortune 100 companies brings knowledge in global human resources and labor affairs, assists the Board in overseeing the pay-for-performance culture at Molex and provides perspective into executive compensation and benefits.

Mr. Laymon is the Chairman of the Compensation Committee.

JAMES S. METCALF

James S. Metcalf, age 54, has served as a director of Molex since 2007. Since 2011, he has been the Chairman, President and Chief Executive Officer of USG Corporation, a leading manufacturer and distributor of building materials and products used in certain industrial processes and the President and Chief Operating Officer of USG from 2006-2010. Mr. Metcalf joined USG in 1980 and has held numerous executive positions within the company. Mr. Metcalf is Chairman of the Board of USG and is a director of the National Association of Manufacturers.

The Board believes that Mr. Metcalf’s executive and management experience with respect to business conditions, manufacturing operations, corporate strategy, acquisitions and divestitures and quality management provides the Board with insight and expertise to oversee corporate strategy. Mr. Metcalf also brings to the Board other public company directorship experience.

Mr. Metcalf is a member of the Compensation Committee.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Class II Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

MICHAEL J. BIRCK

Michael J. Birck, age 74, has served as a director of Molex since 1995. He is the co-founder of Tellabs, Inc., a telecommunications equipment company. He has been Chairman of Tellabs since 2000. He was the Chief Executive Officer of Tellabs from 2002 to 2004, and Chief Executive Officer and President from 1975 to 2000. Mr. Birck’s prior public company director experience includes Illinois Tool Works Inc. (1996-2008).

The Board believes Mr. Birck, as the co-founder, Chairman and former CEO of Tellabs, brings to the Board significant senior leadership, industry, technical, sales and marketing and global experience. He is a recognized industry expert with more than 25 years of experience and has received a number of awards for innovation and entrepreneurship. Mr. Birck also brings to the Board other public company directorship experience.

Mr. Birck is a member of the Corporate Governance and Nominating Committee, Technology Committee and Executive Committee.

ANIRUDH DHEBAR

Anirudh Dhebar, age 61, has served as a director of Molex since 2009. Dr. Dhebar has been a professor of marketing at Babson College since 1997, and prior to joining the faculty at Babson College, he was on the faculty at the Harvard Business School (1983-1995) and the Sloan School of

Management at the Massachusetts Institute of Technology (1995-1997). Dr. Dhebar is also the managing partner of The Momenteum Group (business development programs and advisory services). Dr. Dhebar has not served as a director of any other public company during the past five years.

The Board believes that Dr. Dhebar’s experience as a scholar, educator and consultant focusing on the interplay of technology, product policy, pricing and marketing strategy in the industries and markets in which Molex competes provides valuable technical experience to the Board in the areas of marketing, research and development.

Dr. Dhebar is a member of the Technology Committee.

FREDERICK A. KREHBIEL

Frederick A. Krehbiel, age 71, has served as a director of Molex since 1972. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1988 to 1999 he served as Vice Chairman and Chief Executive Officer and as Chairman from 1993 to 1999. From 1999 to 2001 he served as Co-Chief Executive Officer and as Chief Executive Officer from 2004 to 2005. Mr. Krehbiel’s prior public company director experience includes DeVry Inc. (1996-2008) and Tellabs, Inc. (1985-2008).

The Board believes that Mr. Krehbiel’s 47 years of experience with Molex, including as Co-Chairman and former CEO brings a deep knowledge of Molex’s business to Board deliberations. Mr. Krehbiel was instrumental in the growth of Molex’s international operations and his life-long affiliation with the Company provides the Board with a unique historical perspective and a focus on the long-term interests of the Company and its shareholders.

Mr. Krehbiel is Co-Chairman of the Executive Committee.

MARTIN P. SLARK

Martin P. Slark, age 57, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. From 2001 to 2005, he served as President and Chief Operating Officer. From 1999 to 2001, he served as Executive Vice President. Mr. Slark is a director of two other public companies, Hub Group, Inc. and Northern Trust Corp. He also serves as a director of Liberty Mutual Insurance Group (not a public company).

The Board believes that Mr. Slark provides the strategic and management leadership necessary to guide Molex through volatile economic conditions and global competition. Mr. Slark possesses over 35 years of experience at Molex in a broad variety of roles and geographies giving him in-depth knowledge of Molex’s divisions, employees, customers and markets. Mr. Slark also brings to the Board other public company directorship experience.

Mr. Slark is a member of the Executive Committee.

Class III Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

EDGAR D. JANNOTTA

Edgar D. Jannotta, age 81, has served as a director of Molex since 1986. Mr. Jannotta has been Chairman of William Blair & Company LLC, an international investment banking firm, since 2001. He has served in numerous capacities at William Blair since 1965, including Senior Director, Senior Partner and Managing Partner. Mr. Jannotta is a director of Aon Corporation and Laboratorios Grifols, S.A. Mr. Jannotta’s prior public company director experience includes Exelon Corporation (2000-2008) and Bandag, Incorporated (1973-2008).

The Board believes that Mr. Jannotta’s 25-plus years of service as a director and 50 years as a partner and Chairman of an international investment banking firm provides the Board with global financial, marketing, management and corporate governance experience and insight into global economic and financial trends and strategic financial issues. Mr. Jannotta also brings to the Board other public company directorship experience.

Mr. Jannotta is the Chairman of the Corporate Governance and Nominating Committee and is a member of the Executive Committee.

JOHN H. KREHBIEL, JR.

John H. Krehbiel, Jr., age 75, has served as a director of Molex since 1966. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1999 to 2001, he served as Co-Chief Executive Officer. From 1996 to 1999, he served as Chief Operating Officer, and from 1975 to 1999, he served as President. Mr. Krehbiel has not served as a director of any other public company during the past five years.

The Board believes that Mr. Krehbiel’s 50-plus years of experience with Molex, including as Co-Chairman and former Co-CEO, provides the Board with a deep understanding of the Company. Mr. Krehbiel was instrumental in the growth of Molex’s domestic operations and that experience assists the Board in overseeing Molex’s long-term strategy and his life-long affiliation with the Company adds significant value to the Company’s relationship with its stakeholders.

Mr. Krehbiel is Co-Chairman of the Executive Committee.

DONALD G. LUBIN

Donald G. Lubin, age 78, has served as a director of Molex since 1994. Mr. Lubin is a partner of the law firm SNR Denton, U.S., L.L.P. He has been a partner since 1964 and was Chairman from 1990 to 1996. Mr. Lubin is a director of Shaklee Global Group, Inc.

The Board believes that Mr. Lubin’s extensive legal experience in counseling Boards of Directors and senior management of publicly- and privately-owned companies regarding corporate restructurings, takeover defense, corporate governance and mergers and acquisitions provides the Board with unique insight and perspective in matters relating to law, governance and compliance.

ROBERT J. POTTER

Robert J. Potter, age 79, has served as a director of Molex since 1981. Dr. Potter has been President and Chief Executive Officer of R.J. Potter Company, a business consulting firm, since 1990. From 1987 to 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a leader in network-based data processing. Dr. Potter is a director of Zebra Technologies Corporation and his prior public company director experience includes Cree, Inc. (2001-2007).

The Board believes Dr. Potter’s 30-plus years of service as a director of Molex and experience as an officer and consultant to industrial and service businesses along with his Ph.D. in optics contributes scientific and technical knowledge with practical business sense to the Board in the areas of technology strategies, investments in new products, ventures and emerging technologies. Dr. Potter also brings to the Board other public company directorship experience.

Dr. Potter is the Chairman of the Technology Committee and is a member of the Audit Committee.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has assessed the independence of the directors in light of the listing standards of NASDAQ and the more stringent Independence Standards established by the Board, which are described below and posted on our website, www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance.

The NASDAQ standards have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if the director (i) is an employee of the Company or (ii) is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the Board-level standards for director independence, each director who serves on the Audit Committee must satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation and must not be an affiliated person.

Under the additional Independence Standards established by the Board, a director cannot be affiliated with a business organization that either paid or received payments to or from Molex during any one of the past three fiscal years that exceed the greater of 2% of the recipient’s gross revenues for that year or $200,000.

In assessing independence, the Board reviewed transactions and relationships of the directors based on information provided by each director, our records and publicly available information. Based on the review and recommendation by the Corporate Governance and Nominating Committee, the Board of Directors determined that under these standards, the following directors are independent including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Michael J. Birck, Michelle L. Collins, Anirudh Dhebar, Edgar D. Jannotta, David L. Landsittel, Joe W. Laymon, James S. Metcalf and Robert J. Potter. Donald G. Lubin has determined that he is not independent in light of his longstanding role as a legal advisor to Molex and the Krehbiel Family, and the Board agrees with Mr. Lubin’s determination.

From time to time, we make charitable contributions to organizations with which a non-employee director has an affiliation. The Corporate Governance and Nominating Committee reviewed all such charitable contributions and the Board determined that they did not affect the independent status of any non-employee director.

Board Leadership Structure

As stated in Molex’s Corporate Governance Principles, the Board generally believes that the positions of CEO and Chairman should be held by separate persons and reviews this arrangement when a new CEO or Chairman is being considered. Currently, the positions of CEO and Chairman are held by separate persons, Martin P. Slark is our CEO and Frederick A. Krehbiel and John H. Krehbiel, Jr. serve as Co-Chairmen. We believe this structure is optimal for Molex because it allows Mr. Slark to focus on the day-to-day operation of the business. At the same time, the Co-Chairmen focus on leadership of the Board of Directors, including preparing meeting agendas, calling and presiding over Board meetings and providing Molex with direction on company-wide issues. The Co-Chairmen also work with Mr. Slark to ensure management is adequately addressing the matters identified by the Board. This structure optimizes the roles of CEO and Chairman and provides Molex with sound corporate governance practices in the management of its business.

Board and Committee Information

The Board of Directors held five meetings during fiscal 2012, and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. The Board expects all directors to attend the annual meeting of stockholders, barring unforeseen circumstances. All members of the Board were present at the 2011 annual meeting of stockholders.

The non-employee directors meet in executive session without management present following each regularly scheduled Board meeting. The Chairman of the Corporate Governance and Nominating Committee presides at these executive sessions.

The Board has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Technology Committee and Executive Committee. The charters of these committees are posted on our website, www.molex.com/financial/corporate_governance.html. In addition, the Board has established a Stock Option Plan Committee comprised of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark.

The Audit Committee consists of Mr. Landsittel (Chair), Ms. Collins and Dr. Potter. The Board has determined that each of the members of the Audit Committee is independent under the listing standards of NASDAQ and the SEC and that each member of the committee is an “audit committee financial expert” as defined by SEC regulations. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication. The functions of the Audit Committee are described under “Audit Committee Report.” During fiscal 2012, the Audit Committee met nine times.

The Compensation Committee consists of Mr. Laymon (Chair) and Messrs. Landsittel and Metcalf. The Board has determined that each of the members of the Compensation Committee is independent under the listing standards of NASDAQ. The Compensation Committee is responsible for establishing executive compensation policies and overseeing executive compensation practices. The roles and responsibilities of the Compensation Committee, management and the compensation consultants are described in greater detail under “Compensation Discussion and Analysis.” The Compensation Committee is authorized to delegate responsibilities to subcommittees when appropriate but has not done so. During fiscal 2012, the Compensation Committee met five times.

The Corporate Governance and Nominating Committee consists of Mr. Jannotta (Chair), Mr. Birck and Ms. Collins. The Board has determined that each of the members of the Corporate Governance Committee is independent under the listing standards of NASDAQ. The Corporate Governance Committee oversees corporate governance and Board membership matters and monitors the independence of the Board. The Corporate Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees for election to the Board and reviews the performance of the Board. During fiscal 2012, the Corporate Governance Committee met two times.

The Technology Committee consists of Dr. Potter (Chair), Mr. Birck, Dr. Dhebar and Fred L. Krehbiel. The Technology Committee reviews and monitors the execution of the Company’s technology strategies and its technology competitiveness. In addition, the Technology Committee reviews and discusses significant emerging technology issues, trends and opportunities that may affect the Company, its business and strategy. During fiscal 2012, the Technology Committee met four times.

The Executive Committee consists of Frederick A. Krehbiel (Co-Chair), John H. Krehbiel, Jr. (Co-Chair), and Messrs. Birck, Jannotta and Slark. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs, except with respect to certain enumerated matters including Board composition and compensation, changes to our charter documents, or any other matter expressly prohibited by law or our charter documents. Pursuant to its charter, the Executive Committee has appointed a subcommittee consisting of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark to act in certain prescribed and specific areas. During fiscal 2012 the Executive Committee did not meet, but its subcommittee acted by unanimous written consent.

–  Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Principles,

the charters of each of the standing committees of the Board, our Director Independence Standards, our codes of conduct and information regarding securities transactions by our directors and officers, may be viewed on our website at www.molex.com/financial/corporate_governance.html. We will also provide any of the foregoing information in print without charge upon written request to the Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532.

–  Process for Identifying Board Candidates

The Corporate Governance and Nominating Committee maintains, with the approval of the Board, certain criteria and procedures relating to the identification, evaluation and selection of candidates to serve on the Board. The minimum criteria sought by the Board for candidates as directors are described in the Board’s “Criteria for Membership on the Board of Directors.” In addition, the Corporate Governance and Nominating Committee has established “Procedures for Identifying and Evaluating Candidates for Director.” These documents are posted on our website, www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders provided that appropriate notice is given.

–  Outside Board Memberships

In recognition of the increasing demands of board service, the Board has limited the number of public company boards on which our directors and executive officers may serve as follows: (i) non-employee directors are limited to service on four other public company boards; (ii) the Chief Executive Officer is limited to service on two other public company boards; and (iii) all other executive officers (other than the Co-Chairmen) are limited to service on one other public company board.

–  Change in Director Occupation

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by the Board. The Board will determine whether any action should be taken with respect to the resignation.

–  Stockholder Communication With the Board

Our annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group by following the “Procedures for Stockholder Communications with Directors” posted on our website www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance.

Risk Oversight

Molex’s Corporate Governance Principles provide that the Board is responsible for the consideration and oversight of strategic issues and risks facing the Company. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board carries out this responsibility by considering specific risk topics, including risks associated with our strategic plan, capital structure and corporate development activities. At each Board meeting, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer present detailed reports that include strategic, operational and financial risks. In addition, the executive vice presidents of our global divisions and senior vice presidents and vice presidents of our corporate functions periodically present reports to the Board that include the risks relative to their respective areas. Furthermore, the Board is routinely informed by senior management of developments that could affect our risk profile or other aspects of our business.

The Board also executes its oversight responsibility through its standing committees: Audit, Compensation, Corporate Governance and Nominating and Technology. Each committee chairperson reports on the committee’s activities at regularly scheduled board meetings.

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The Audit Committee oversees and monitors Molex’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Internal Auditor regularly reports to the Audit Committee with respect to risk management and risk assessment and the Chairman of the Business Conduct Committee regularly reports to the Audit Committee with respect to compliance and ethics program and internal investigations. Other functions, including Treasury, Information Technology, Tax and Investor Relations, report at least annually to the Audit Committee and their presentations include risks inherent in their areas.

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The Compensation Committee oversees and monitors the risks associated with Molex’s compensation policies and practices and executive evaluation and the Senior Vice President, Human Resources, regularly reports to the Compensation Committee on such matters.

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The Corporate Governance and Nominating Committee oversees and monitors risks relating to Molex’s governance structure and processes and the Secretary regularly reports to the Corporate Governance Committee on such matters.

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The Technology Committee reviews and monitors Molex’s technology strategies and competitiveness and the Senior Vice President, Technology Innovation coordinates the reporting on such matters to the Technology Committee.

Compensation and Risk

We believe that our compensation programs are designed with appropriate risk mitigators, including:

—	Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

—	Capped payout levels for cash incentives;

—	Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts;

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Use of stock options and equity awards that typically vest over a multi-year period, with stock options being exercisable for a ten-year period to encourage executives to take actions that promote the long-term sustainability of our business;

—	Recoupment and forfeiture policies requiring reimbursement of cash incentives and/or forfeiture of equity awards; and

—	Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders.

We have reviewed the compensation programs with the Compensation Committee and we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board.

Director Fees

Each non-employee director receives an annual retainer of $70,000 and the chairpersons of the Board committees receive the following additional fees: Audit $20,000, Compensation $15,000, Corporate Governance and Nominating $10,000 and Technology $10,000. Each member of the Audit Committee (other than the Chairperson) receives an additional $10,000 fee.

In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.

Equity Awards

Each non-employee director receives annual grants of restricted stock and stock options on the date of each annual meeting of shareholders. The restricted stock has a value of $75,000 and the number of Class A shares granted is calculated based on the closing price of the Class A Common Stock on the grant date. The restricted stock vests ratably over four years commencing on the first anniversary of the grant date. The stock options, which are exercisable for 5,000 shares of Class A Common Stock, have an exercise price equal to the closing price of the Class A Common Stock on the grant date. The stock options vest ratably over four years commencing on the first anniversary of the grant date and expire ten years from the grant date. The equity grants are made under the 2008 Molex Stock Incentive Plan.

Prior Compensation Program

In prior fiscal years and through the first quarter of fiscal 2012, each non-employee director received (i) an annual retainer of $60,000; (ii) $3,000 for each board meeting attended; and (iii) $2,000 for each committee meeting attended. The chairpersons of each of the Compensation, Corporate Governance and Nominating, and Technology Committees was paid $3,000 for each committee meeting attended, and the chairperson of the Audit Committee was paid $4,000 for each committee meeting attended. Also in prior fiscal years through the 2011 annual meeting, each director received an annual stock option grant. The number of shares underlying the stock option was 500 multiplied by the number of years of service or fraction thereof, not to exceed 5,000 shares or $150,000 in value, whichever was less. Stock options granted prior to the 2008 annual meeting expire five years from the grant date.

Stock Ownership Guidelines for Directors

The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of Molex stock within three years of commencement of service and 1,000 shares (and/or stock units) of Molex stock within six years of commencement of service. As of August 31, 2012, each non-employee director had met the stock ownership guidelines.

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the Molex 2005 Outside Directors’ Deferred Compensation Plan, under which they may elect on a yearly basis to defer all or a portion of the following year’s director’s fees. A non-employee director may elect to have the deferred fees

(i) accrue interest during each calendar quarter at a rate equal to the average six-month Treasury Bill rate in effect at the beginning of each calendar quarter (an “interest account”), or (ii) converted to stock units at the closing price of Common Stock on the date the fees would otherwise be paid (a “stock account”). Upon a director’s termination of service as a director (or age 59 1/2 if later) or the director’s death or disability, the accumulated amount in the director’s interest account is distributed in cash, and the stock units in the director’s stock account are distributed in an equal number of shares of Common Stock. We impute dividends on each stock unit that is credited to a director’s stock account, and the imputed dividends are converted into additional stock units on the basis of the market value of the Common Stock on the dividend payment date. The number of outstanding stock units (including dividend units) is included in the “Security Ownership of Directors and Executive Officers” table. All distributions will be made in a single lump sum payment, except that a participant may elect to receive amounts distributed in annual installments over a period of up to ten years on account of his or her separation from service after attaining age 59 1/2.

Director Compensation Table

The following table sets forth summary information concerning compensation for each of our non-employee directors for fiscal 2012. Information about compensation for employee directors who are not Named Executive Officers can be found under “Transactions with Related Persons.”

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	All Other Compensation($)(4)	Total($)
Michael J. Birck	74,500	74,976	24,400		173,876
Michelle L. Collins	84,000	74,976	24,400		183,376
Anirudh Dhebar	72,500	74,976	24,400	9,000	180,876
Edgar D. Jannotta	81,000	74,976	24,400		180,376
David L. Landsittel	97,500	74,976	24,400		196,876
Joe W. Laymon	87,750	74,976	24,400		187,126
Donald G. Lubin	70,500	74,976	24,400		169,876
James S, Metcalf	74,500	74,976	24,400		173,876
Robert J. Potter	92,500	74,976	24,400		191,876

(1)	The amounts reported in this column represent the total cash compensation paid to each director in fiscal 2012 and includes amounts deferred at the director’s election pursuant to our 2005 Outside Directors’ Deferred Compensation Plan.

(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock granted in fiscal 2012 calculated in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts are not paid to or realized by the directors. The fair value of the restricted stock awards is calculated using the closing price of our Class A Common Stock on the grant date. As of June 30, 2012, each non-employee director had 3,572 shares of restricted stock.

(3)	The amounts reported in this column represent the aggregate grant date fair value of stock options granted in fiscal 2012, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. These are not amounts paid to or realized by the directors. The assumptions used in the calculation of these values are included in Note 19 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 9, 2012. As of June 30, 2012, the following non-employee directors had stock option awards to acquire the aggregate following number of shares for their years of service as a director: Mr. Birck, 25,000; Ms. Collins, 16,000; Dr. Dhebar, 6,500; Mr. Jannotta, 25,000; Mr. Landsittel, 14,000; Mr. Laymon, 12,500; Mr. Lubin, 25,000; Mr. Metcalf, 10,000; and Dr. Potter, 25,000.

(4)	The amount reported in this column represents fees paid to The Momenteum Group for services performed by Anirudh Dhebar, who is managing partner of that group.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Molex stock beneficially owned by each director, the Named Executive Officers, and all directors and executive officers as a group as of August 31, 2012. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

	Common Stock			Class B Common Stock			Class A Common Stock
Name	# Shares(1)%			# Shares		%	# Shares(1)		# Options(2)%
Michael J. Birck	57,285		*	-		-	3,893		16,250	*
Michelle L. Collins	9,942		*	-		-	893		9,125	*
Anirudh Dhebar	577		*	-		-	893		2,125	*
Edgar D. Jannotta	172,576		*	-		-	77,882		16,250	*
Frederick A. Krehbiel	20,781,405	(3)	21.7	44,501	(4)	47.2	60,663	(5)	-	*
Fred L. Krehbiel	964,181		1.0	1,701		1.8	412,520		30,450	*
John H. Krehbiel, Jr.	28,038,875	(6)	29.3	41,949	(7)	44.5	4,532,722	(8)	-	5.6
David L. Landsittel	9,858		*	-		-	893		7,625	*
Joe W. Laymon	15,704		*	-		-	893		6,125	*
Donald G. Lubin	55,389		*	-		-	11,567		16,250	*
James S. Metcalf	1,240		*	-		-	1,393		4,625	*
Robert J. Potter	56,029		*	-		-	6,902		16,250	*
Martin P. Slark (9)	46,169		*	-		-	548,839		1,125,000	2.0
David D. Johnson	2,548		*	-		-	220,510		443,750	*
Liam G. McCarthy (10)	30,631		*	-		-	291,240		555,490	*
James E. Fleischhacker (11)	105,246		*	-		-	99,517		335,000	*
Katsumi Hirokawa	-		*	-		-	112,500		270,000	*
All Directors and Executive Officers as a Group (24 people) (12)	31,629,379		33.1	88,150		93.5	6,696,169		3,615,130	12.7

*	Less than 1%.

(1)	Includes stock units credited to the accounts of non-employee directors under our deferred compensation plans. Stock units are distributed in shares of Common Stock except for certain stock units credited to the accounts of Messrs. Jannotta and Potter that will be distributed in shares of Class A Common Stock. Includes restricted stock that vests within 60 days of August 31, 2012.

(2)	These are stock options exercisable within 60 days of August 31, 2012.

(3)	Includes 18,907,343 shares held by the Krehbiel Limited Partnership. Mr. Krehbiel and his brother John H. Krehbiel, Jr. are each general and limited partners of the partnership and share the power to vote and dispose of the shares held by the partnership. Also includes 117,180 shares owned indirectly as trustee for a revocable trust, 1,753,137 shares owned indirectly as trustee for a family member and 3,745 shares beneficially owned by Mr. Krehbiel’s spouse. Includes 3,184,184 shares pledged by the partnership to a financial institution as collateral for a line of credit. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for a family member.

(4)	Includes 2,551 shares owned indirectly as trustee for a family member. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for the family member.

(5)	Includes 4,076 shares owned indirectly as trustee of a revocable trust, 52,921 shares owned indirectly as trustee for a family member and 3,666 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for the family member.

(6)	Includes 18,907,343 shares held by the Krehbiel Limited Partnership. See footnote (3) above. Includes 110,637 shares owned indirectly as trustee for a family member; 9,014,943 shares owned indirectly as trustee of a revocable trust and 6,952 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for the family member.

(7)	Shares owned indirectly as trustee of a revocable trust.

(8)	Includes 17,788 shares owned indirectly as trustee for a family member; 4,511,332 shares owned indirectly as trustee of a revocable trust and 3,602 shares beneficially owned by Mr. Krehbiel’s spouse. Includes 649,752 shares pledged to a financial institution as collateral for a line of credit. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for the family member.

(9)	Includes 45,526 shares of Common Stock and 151,303 shares of Class A Common Stock beneficially owned by a trust, and 643 shares of Common Stock and 9,641 shares of Class A Common Stock beneficially owned by family members, 151,303 shares of Class A Common Stock owned indirectly in a revocable trust and 179,545 shares of Class A Common Stock owned indirectly by Tanglin Claymore LLC.

(10)	Includes 19,029 shares of Class A Common Stock owned by Mr. McCarthy’s spouse, 2,929 shares of Common Stock and 2,561 shares of Class A Common Stock held in joint tenancy and 484 shares held in the Employee Stock Purchase Plan.

(11)	Includes 27 shares of Common Stock and 42 shares of Class A Common Stock owned by Mr. Fleischhacker’s spouse.

(12)	The Krehbiel Limited Partnership shares beneficially owned by both Frederick A. Krehbiel and John H. Krehbiel, Jr. are counted once for purposes of these totals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex’s directors and certain of its officers to file reports of their ownership of Molex stock and of changes in such ownership with the SEC. SEC regulations also require us to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on our review of the reports we have received or assisted in preparing, we believe that all of our directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during fiscal 2012.

SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of the stockholders of more than 5% (other than directors and executive officers) of the outstanding Molex stock as of August 31, 2012, unless otherwise indicated in the applicable Schedule 13G referenced below. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

	Common Stock		Class A Common Stock
Name	# Shares	%	# Shares	%
Krehbiel Limited Partnership (1) 2222 Wellington Court Lisle, IL 60532	18,907,343	19.6	-	-
Barrow, Hanley, Mewhinney & Strauss, LLC (2) 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	5,822,975	6.09	-	-
BlackRock Inc. (3) 40 East 52nd Street New York, NY 10022	5,645,060	5.91	-	-
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	4,883,750	5.11	-	-
Dodge & Cox (5) 555 California Street, 40th Floor San Francisco, CA 94104	-	-	17,560,979	21.9
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	-	-	5,043,943	6.2
Piper Jaffray Companies (7) 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402	-	-	4,733,481	5.91
Fiduciary Management, Inc. (8) 100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202	-	-	4,452,713	5.55

(1)	See footnote (3) of the “Security Ownership of Directors and Executive Officers” table.

(2)	As reported in a Schedule 13G dated February 9, 2012 by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow, Hanley”). According to the Schedule 13G, as of December 31, 2011, Barrow, Hanley reported that it beneficially owned 5,822,975 shares, 1,180,025 with sole voting power, 4,642,950 with shared voting power, and 5,822,975 with sole dispositive power. The shares are beneficially owned by clients of Barrow, Hanley which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	As reported in a Schedule 13G dated January 20, 2012 by BlackRock Inc. on behalf of its subsidiaries BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, NA, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Fund Managers Limited., BlackRock Asset Management Ireland Limited, BlackRock International Limited. and BlackRock Investment Management (UK) Limited. According to the Schedule 13G, as of December 31, 2011, BlackRock Inc. reported that it beneficially owned 5,645,060 with sole voting and dispositive power.

(4)	As reported in a Schedule 13G dated February 6, 2012 by The Vanguard Group, Inc. According to the Schedule 13G, as of December 31, 2011, The Vanguard Group, Inc. reported that it beneficially owned 4,883,750 shares, 193,465 shares with sole voting and shared dispositive power, and 4,690,285 shares with sole dispositive power. The shares are beneficially owned by clients of The Vanguard Group, Inc. which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(5)	As reported in a Schedule 13G dated February 10, 2012 by Dodge & Cox. According to the Schedule 13G, as of December 31, 2011, Dodge & Cox reported that it beneficially owned 17,560,979 shares, 16,434,210 shares with sole voting power and 17,560,979 shares with sole dispositive power. The shares are beneficially owned by clients of Dodge & Cox which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(6)	As reported in a Schedule 13G dated on February 14, 2012 by T. Rowe Price Associates, Inc., and T. Rowe Price Mid-Cap Value Fund, Inc. According to the Schedule 13G, as of December 31, 2011, T. Rowe Price Associates reported that it beneficially owned 5,043,943 shares, 669,600 shares with sole voting power and 5,043,943 shares with sole dispositive power. T. Rowe Price Mid-Cap Value Fund beneficially owns 4,351,143 shares with sole voting power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	As reported in a Schedule 13G dated February 14, 2012 by Piper Jaffray Companies on behalf of its subsidiary, Advisory Research, Inc. According to the Schedule 13G, as of December 31, 2011, Piper Jaffray Companies reported that it beneficially owned 4,733,481 shares with sole voting power and dispositive power. The shares are beneficially owned by clients of Advisory Research, Inc. which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(8)	As reported in a Schedule 13G dated February 10, 2012 by Fiduciary Management, Inc. According to the Schedule 13G, as of December 31, 2011, Fiduciary Management, Inc. reported that it beneficially owned 4,452,713 shares, 4,445,113 shares with sole voting and dispositive power and 7,600 shares with shared voting and dispositive power. The shares are beneficially owned by clients of Fiduciary Management, Inc. which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as Molex’s independent auditor for the fiscal year ending June 30, 2013, and has further directed that the Board submit the selection of independent auditor for ratification by the stockholders at the annual meeting. A representative of E&Y is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to questions.

Stockholder ratification of the selection of E&Y as Molex’s independent auditor is not required by the Bylaws or otherwise, but the Board believes that as a matter of corporate practice the selection of E&Y should be submitted to Molex’s stockholders for ratification. If the stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Molex and its stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEM 2

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors by providing oversight on Molex’s financial reporting process pursuant to its written charter which can be found on our website at www.molex.com/financial/corporate_governance.html.

Molex’s management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls, and assessing the effectiveness of Molex’s internal control over financial reporting. E&Y is responsible for auditing Molex’s annual financial statements and expressing opinions on the conformity of the financial statements with U.S. generally accepted accounting principles and on the effectiveness of Molex’s internal control over financial reporting based on its audit.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the fiscal year ended June 30, 2012 and the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the financial statements. The Audit Committee also discussed, with management and E&Y, in separate executive sessions, their evaluations of Molex’s internal control over financial reporting and the overall quality of Molex’s financial reporting.

The Audit Committee discussed with E&Y those matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and E&Y have discussed the auditors’ independence from Molex and its management, including the matters in those written disclosures. The Audit Committee also considered the non-audit services provided by E&Y and the fees and costs billed and expected to be billed by E&Y for those services. All of the non-audit services provided by E&Y have been approved by the Audit Committee in accordance with its pre-approval policy. When approving the retention of E&Y for these non-audit services, the Audit Committee has considered whether the retention of E&Y for these non-audit services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and E&Y referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Molex’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC. The Audit Committee also approved the selection of E&Y as Molex’s independent auditor for the fiscal year ending June 30, 2013. Each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC and meets the NASDAQ requirements, including the requirements regarding financial literacy and financial sophistication.

The Audit Committee

David L. Landsittel, Chairman

Michelle L. Collins

Robert J. Potter

Independent Auditor’s Fees

The following table presents fees for professional audit services rendered by Molex’s independent auditor, E&Y, for the audit of Molex’s annual financial statements for fiscal 2012 and fiscal 2011, and fees billed for other services rendered by the independent auditor during those periods.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$3,920,608	$3,614,277
Audit-Related Fees (2)	333,768	182,066
Tax Fees (3)	1,729,214	952,328
All Other Fees	0	0

Total	$5,983,590	$4,748,671

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audit services.

(2)	Audit-related fees were principally for consultations as to the accounting or disclosure treatment of transactions or events, services related to post-acquisition reviews, royalty audits and local grant audits, preliminary due diligence pertaining to potential business acquisitions/dispositions and financial statement audits of employee benefit plans.

(3)	Tax fees were principally for services related to domestic and international tax compliance and reporting, including services related to expatriate tax compliance.

Policy on Audit Committee Pre-Approval of Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services: audit services, audit-related services, tax services and all other services. Prior to engagement, the Audit Committee pre-approves services within each category and the fees for each category are budgeted. The Audit Committee requires the independent auditor and management to report actual fees versus the budget by category of service at each quarterly meeting. Pursuant to the policy, all services provided by the independent auditor were pre-approved by the Audit Committee.

During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers (“NEOs”) who, in fiscal 2012, were:

Name	Position
Martin P. Slark	Vice Chairman & Chief Executive Officer
David D. Johnson	Executive Vice President, Treasurer & Chief Financial Officer
Liam G. McCarthy	President & Chief Operating Officer
James E. Fleischhacker	Executive Vice President & President, Commercial Products Division (“CPD”)
Katsumi Hirokawa	Executive Vice President & President, Micro Products Division (“MPD”)

Executive Summary

Compensation Program

The Committee is responsible for the establishment and oversight of our executive compensation programs. The Committee’s oversight and decision making are informed by guiding principles adopted by the Committee that describe the Company’s executive compensation philosophy and objectives and are used in the development of executive compensation levels and programs for our executive officers.

Consistent with our executive compensation processes which are described below, the Committee conducted a comprehensive analysis of the competitive position of our fiscal 2012 executive pay levels and compensation programs. Based on that review, the Committee concluded that our executive pay levels and compensation programs are competitive relative to our peer companies and are consistent with our executive compensation guiding principles.

In fiscal 2012, we continued to structure our executive compensation programs to rely heavily on performance through the use of annual and long-term incentive programs. In addition, we continued to emphasize equity for long-term compensation for our executive officers, ensuring that pay opportunities are linked to shareholder return and maximize share ownership by our executive officers.

Fiscal 2012 Financial Highlights

Net revenue and income from operations for fiscal 2012 decreased slightly compared with fiscal 2011 due primarily to global economic uncertainty and lower end customer demand. Net revenue for fiscal 2012 of $3.5 billion decreased $98.1 million, or 2.8%, from fiscal 2011. Income from operations for fiscal 2012 of $399.5 million decreased $30.7 million, or 7.1%, compared with fiscal 2011. We recognized net income of $281.4 million in fiscal 2012 compared with net income of $298.8 million in fiscal 2011. Despite the challenging economic environment we increased our gross margin during fiscal 2012 due to a favorable mix of product sales and rigorous control over costs. In addition, we had significantly improved operational metrics, including delivery performance and the number of quality notifications and introduced many new products. Also, we generated record cash flow which allowed us to increase the quarterly dividend by 10% from $0.20 to $0.22 per share.

Executive Compensation

Compensation for the NEOs in fiscal 2012 reflects the Company’s financial performance and our pay for performance philosophy. In addition to salary increases based on merit, our compensation program incentivizes and rewards both short-term and long-term performance.

Annual cash incentive awards are tied to the achievement of corporate operating income goals and, for Messrs. Hirokawa and Fleischhacker, additional division operating income goals. Each NEO also has individual performance goals for 20% of the award, but no payout is earned unless threshold operating income goals are achieved. Reflecting the challenging year, our fiscal 2012 financial performance resulted in low payouts in fiscal 2012 first half and no payouts for fiscal 2012 second half, except for a payout to Mr. Fleischhacker based on division operating income.

Long-term performance is rewarded through equity-based awards in the form of stock options and restricted stock, which align our executive interests with those of our stockholders. The value of equity awards depends on future share prices, and the realization of the awards is contingent on satisfaction of vesting schedules requiring continued service with us. Grants in fiscal 2012 were lower in terms of the aggregate grant date fair market value albeit due in part to a slightly lower stock price and lower in terms of the actual number of options granted. Our current stock price reflects global economic uncertainty and remains below the exercise price for some outstanding stock options. (See Outstanding Equity Awards Table.) Options that are “out of the money” will not provide value to their holders unless the market price exceeds the exercise price. Options granted in 2007 expired out of the money and the executives did not realize any gain.

Chief Executive Officer Compensation

In fiscal 2012, Martin P. Slark’s total compensation as set forth in the Summary Compensation Table below was $7,209,581, significantly less than fiscal 2011 compensation of $10,388,719. In fiscal 2012, Mr. Slark earned an annual incentive payout only for the first half of fiscal 2012 that totaled $366,300 which was 28% of target compared to the fiscal 2011 payout of $1,364,143 which was 111% of target. Mr. Slark was granted 300,000 shares of restricted stock with an aggregate grant date fair value of $4,755,000 less than the fiscal 2011 grant of 300,000 shares with a value of $5,235,000. He was also granted 300,000 stock options with an aggregate grant date fair value of $894,000, less than his fiscal 2011grant of 600,000 options and value of $2,670,000.

Results of 2011 Stockholder Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of stockholders held on October 28, 2011, stockholders had the opportunity to cast an advisory vote on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved this advisory proposal by the affirmative vote of 84% of shares cast. The Committee believes that the vote affirms stockholders’ support of the Company’s approach to executive compensation, and took it into consideration as a factor in its decision not to significantly change our compensation mix, peer group, performance metrics or other compensation policies.

At last year’s annual meeting, our stockholders also had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of holding the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every three years (60%) and our Board’s current intention is to hold the say-on-pay advisory vote every three years.

Opportunity for Stockholder Feedback

The Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Committee as described under the heading “Stockholder Communications with the Board” in this proxy statement.

Executive Compensation Governance Practices

Below we highlight key compensation practices that we have implemented to align the interests of management with those of our stockholders and poor pay practices we avoid because we believe they would not serve our stockholders’ long-term interests.

What we do:

—

Pay for Performance.    We tie pay to performance. Other than base salary, executive pay is at risk. We set clear financial goals for corporate, division and business unit performance and differentiate based on individual achievement. In addition, a substantial portion of total pay is in the form of long-term incentives thus linking a large portion of compensation to the overall performance of the company.

—

Compensation risk mitigation.    We mitigate undue risk associated with compensation, including utilizing caps on potential payments, recoupment provisions and stringent stock ownership guidelines. The Committee annually reviews our compensation strategy, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on the Company.

—	Tally Sheets. We review tally sheets for our NEOs prior to making annual executive compensation decisions.

—	Executive stock ownership guidelines. We have adopted stringent stock ownership guidelines, which all NEOs have met.

—	Holding Period on Equity Awards. Restricted stock and stock acquired upon the exercise of options is subject to a six-month holding period unless the person is retirement eligible.

—	Modest perquisites. We provide only modest perquisites that have a sound business rationale.

—	Recoupment policy. We have recoupment policies for awards made pursuant to our annual and long-term incentive programs.

—	Independent compensation consultant. The Committee retains an independent compensation consultant that does not provide any services to management.

What we don’t do:

—	No repricing of stock options.

—	No separate change in control/severance agreements with executives.

—	No tax gross ups (except for relocation).

—	No dividends or dividend equivalents paid on unvested restricted stock

—	No hedging transactions or short sales by executive officers permitted.

Executive Compensation Guiding Principles

We believe that the performance and contributions of the executive officers are critical to the overall success of the company and that their compensation should be market competitive, performance-based, fair and reasonable relative to compensation paid to all Molex employees, and aligned with the creation of long-term stockholder value. We also believe that compensation should be designed to encourage executives to contribute to, and participate in, the company’s success over a full career of service. Consistent with this philosophy, the Committee has overseen the implementation of an executive compensation program designed to achieve the following objectives:

—

Performance—align executive compensation with the achievement of operational and financial results and individual contributions to support a pay-for-performance culture, the achievement of business success, and the creation of stockholder value.

—

Balance—balance rewards between short- and long-term financial and strategic objectives, between fixed and variable pay, between cash and equity compensation consistent with the company’s values and culture and to enhance performance over time, and ensure that pay is fair and reasonable relative to compensation paid to all Molex employees.

—

Retention—attract and retain executive talent with proven skills and experience with compensation programs that compare favorably with those offered by other companies with which we compete for a limited pool of executive talent, and encourage a long-term mindset.

—

Accountability—structure compensation such that it allows the board to hold management accountable for producing short- and long-term results that are in the best interests of stockholders, and allow the CEO to hold the senior management team accountable for the execution of the company’s mission, vision, strategy and objectives.

Our executive compensation pay levels, pay mix, and delivery vehicles are influenced by pay opportunities provided to similarly-situated executives at our peer group that are selected by the Committee and are representative of the types of companies with which we compete for executive talent and are broadly comparable to us in terms of industry, global operations, revenue, size and market capitalization.

There is no “perfect match” or single data point that conclusively establishes what or how to pay our executive officers. Compensation decision-making balances both external market data and internal considerations such as the strategic value of a given role within the company’s context, contributions and impact of a given role, and the company’s strong values and culture.

Our intention is to position executive officer Total Direct Compensation Opportunity (base pay + annual cash incentives + long-term equity incentives) such that at target levels of performance, market competitive compensation is earned, with the understanding that both short- and long-term incentives may result in above market compensation for superior company performance. External market data are used as a reference but the Committee does not target Total Direct Compensation Opportunity to a specific level compared to the peer group.

Within this holistic perspective, in a given year for any individual, more or less weight may be placed on a specific element of the Total Direct Compensation Opportunity.

Procedures Used to Establish Executive Compensation

Role of Compensation Committee

The Committee is responsible for establishing executive compensation guiding principles and implementing pay policies, programs and practices that reflect such principles. The Committee is composed entirely of outside, non-employee directors within the meanings of Section 162(m) of the Internal Revenue Code and SEC regulations, and each member is independent under the NASDAQ rules. Each year the Committee reviews and considers competitive market data, individual responsibilities and performance of each executive, and internal pay comparisons when setting annual pay opportunities. The Committee annually reviews comprehensive tally sheets for each executive officer which clearly layout historical pay, all current elements of total direct compensation, as well as outstanding equity awards and projected payments upon termination to ensure that it is considering a complete assessment of all compensation and benefits, including each NEO’s aggregate amount of equity awards and other long-term benefits. The Committee annually reviews our compensation strategy, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on the Company.

Role of Compensation Consultants

The Committee has the authority to retain a compensation consultant to assist in the evaluation of executive officer compensation and benefits and approve the consultant’s fees and other retention terms. The Committee has engaged The Delves Group to provide advice regarding best practices in executive compensation and compensation trends, and to assist the Committee in its decision-making. The Delves Group’s sole engagement for Molex is as compensation consultant to the Committee. Management has retained the compensation consulting firm Towers Watson and the Committee uses general industry surveys provided by Towers Watson.

Role of Management

Recommendations on the CEO’s compensation are made by the Co-Chairmen of the Board. The Committee sets the CEO’s pay based on their assessment of the CEO’s individual performance, the financial and operating performance of Molex, the recommendations of the Co-Chairmen, competitive market data, and the advice of The Delves Group. The CEO presents his assessment of the performance of the other executive officers and makes general recommendations to the Committee concerning the compensation of such officers. The Senior Vice President, Global Human Resources presents specific recommendations to the Committee on the annual incentive plan structure, long-term incentive compensation strategy, the competitive position of compensation for each executive officer, including base salary adjustments, target cash incentives and equity grants. These recommendations are developed in consultation with the CEO and are accompanied by competitive market data provided by Towers Watson. The Committee considers management’s recommendations based on each executive’s individual responsibility, performance, overall contribution, competitive market data and the advice of The Delves Group, and then determines the compensation arrangements for these individuals.

Use of Competitive Market Data

In determining the design and the level of each element of compensation, we undertake a thorough review of competitive market information. Towers Watson provides competitive market information and assists management in making recommendations to the Committee with respect to the composition of the peer group of companies. The Delves Group reviews the composition of the peer group with the Committee. Towers Watson also assists management in making recommendations to the Committee with respect to total compensation levels for our named executive officers and the mix and design of incentive compensation. The companies in the peer group are representative of the types of companies with which we compete for executive talent and are broadly comparable to us in terms of industry, global operations, revenue, size and market capitalization. The peer group was reviewed by the Committee in fiscal 2012 and based on the recommendations of Towers Watson and The Delves Group, the peer group was found to be reasonable and appropriate.

The peer group used for analysis of executive compensation is comprised of the following companies:

Agilent Technologies Inc.	Jabil Circuit Inc.
Amphenol Corporation	KLA Tencor Corporation
Analog Devices Inc.	Netapp Inc.
Anixter International Inc.	Seagate Technology
AVX Corporation	SPX Corporation
Benchmark Electronics Inc.	Teradyne Inc.
Celestica Inc.	Thomas & Betts Corporation
Cooper Industries Plc	Trimble Navigation Ltd.
Corning Inc.	TE Connectivity
Flir Systems Inc.	Vishay Intertechnology Inc.
Hubbell Inc.	Western Digital Corporation
Itron Inc.

The peer group company compensation data that are presented to the Committee are supplemented with compensation data from broader, general industry surveys provided by Towers Watson. The following published compensation sources and industry scope cuts were utilized by Towers Watson: 2010/2011 Towers Watson Top Management Survey, 2010 Mercer Executive Compensation Survey and 2010 Radford Executive Compensation Survey. The general industry data and survey information are intended to help the Committee gain an understanding of a broad industry perspective on executive pay norms and trends and avoid over reliance on a smaller sampling of companies.

The Committee uses the peer group data and broader, general industry surveys as a reference point or market check to assess the competitive positioning of the Company’s executive compensation. Other issues such as executive experience, performance and retention are also considered by the Committee. While we generally seek to provide total direct compensation at or above the median of our peer group, rigid targets are not established for total direct compensation or any element thereof, relative to the peer group.

For fiscal 2012, the total direct compensation for Mr. Slark was at the 75th percentile compared to our peer group while the total direct compensation for the other NEOs was significantly above the 75th percentile largely due to the long-term incentives granted in August 2011.

Principal Elements of Compensation

Our executive compensation program is composed primarily of the three elements that comprise Total Direct Compensation: base salary, annual cash incentives and long-term equity incentives. We also provide certain post-employment compensation and modest perquisites to our executive officers. Each of these elements plays an important role in balancing executive rewards over short-term and long-term periods, based on our philosophy and objectives.

Pay Mix

Although we have no formal policy for a specific allocation between current and long-term compensation or between cash and non-cash compensation, the Committee strives for a pay mix for executive officers that balances performance-based pay with retention-based equity awards. Executive compensation is divided between current and long-term compensation, and cash and non-cash compensation, to generally reflect market practice and to provide executive officers with attractive levels of pay while encouraging officers to remain with us for the long term. Our CEO’s compensation is reviewed in the context of the higher market compensation for CEOs generally. For fiscal 2012, the base salary, annual cash incentive and equity awards for Martin P. Slark, our CEO, were higher than those for the other NEOs because the Committee believes that the CEO position merits a higher level of compensation relative to the other executive officers due to its critical role in the strategy and performance of the business and the need to retain a talented executive in this role.

Base Salary

The base salary is designed to attract and retain high-quality executives to drive successful results. Base salary takes into account the executive’s performance, responsibilities, experience, internal pay equity and market positioning. In past years, it was our intention to provide base salaries between the median and 75th percentile of our peer group with the understanding that, successful performance over time will position pay at or above the 75th percentile. In any given year, actual individual salaries may range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential and leadership qualities and tenure.

In determining base salaries for fiscal 2012, the Committee took into consideration the recent history of base salary adjustments, including a voluntary reduction in salaries for fiscal 2009 because of the economic downturn, the reinstatement of salary levels without increases for fiscal 2010, and the increase in base salaries for fiscal 2011 based on a competitive market review. With respect to fiscal 2012, the Committee approved base salary increases for Messrs. Slark, McCarthy and Johnson based on the competitive market review and their individual achievements and performance. The fiscal 2012 base salary increases, effective October 1, 2011, were as follows:

Mr. Slark received a 3.5% increase;

Mr. McCarthy received a 3.5% increase;

Mr. Johnson received a 3.5% increase;

Mr. Fleischhacker did not receive an increase; and

Mr. Hirokawa did not receive an increase.

The increases for Messrs. Slark and McCarthy kept them slightly above the 75th percentile of our peer group while Mr. Johnson remained slightly below the 75th percentile. Although their salaries were not increased, Messrs. Fleischhacker and Hirokawa remained above the 75th percentile.

Annual Cash Incentives

Overview and Objectives

The Molex Annual Incentive Plan (“MIP”) is designed to fund cash incentives based on achievement of period-over-period growth in operating income at the corporate, division and business unit level (funding units) to drive performance at those levels. The program has been designed to motivate and reward individual performance. Beginning in fiscal 2010, to address volatility during the economic downturn, we measure and payout incentives on a six-month-basis. In April 2012 the Committee approved amendments to the MIP under which the Plan will only pay out once a year beginning in fiscal 2013.

The MIP incentivizes executives to meet the period-over-period growth goals as well as meet their individual goals. A payment is earned under the MIP if both operating income goals and individual goals are met. The operating income goal makes up 80% of the payment and performance against individual goals makes up the remaining 20%. Operating income goals at the corporate level must be met in order for any payout to be earned. In other words, no matter how well an executive performed against individual goals, if the operating income goal is not met then no cash incentive will be paid out. In addition, under the fiscal 2012 MIP, 50% of any incentive earned by an executive officer in the first six-month performance period (July 1- December 31) was withheld and only paid if the fiscal year operating income results meet the combined first-half and second-half performance period thresholds.

The Committee approves the operating income threshold, target and maximum levels at the corporate and division funding unit level at the beginning of each performance period (in accordance with the terms of the plan, the CEO approves these same levels at the business unit level) and the incentive pool is funded for the period based on reaching those operating income levels. Operating income is equal to gross profit less selling, general and administrative expense. Depending on the performance of the corporation, the divisions, business units and individual performance, actual bonuses can vary widely. The process for establishing the operating income levels begins with our Corporate Finance group developing the goals, followed by a divisional review that includes a determination of the business unit goals, and concludes with Corporate Finance reconciling the division and business unit goals with those of corporate.

At the beginning of each fiscal year, the Committee also approves the individual performance goals which are aligned with the Company’s corporate goals. These individual performance goals may be based on a variety of factors, including budgeted financial performance, investor expectations, peer company results, prior-year company performance and strategic initiatives, and may exclude specified items that are not reflective of the performance of the ongoing business. Each executive officer’s performance against his or her individual goals is assessed at the end of the performance period and the scores can range from 1 to 5 with half-point increments. The Committee and Co-Chairman of the Board, Frederick A. Krehbiel, evaluates the performance of the CEO, and the Committee and the CEO evaluate the performance of the other NEOs.

The award opportunities as a percent of base salary for our NEOs are based on the scope of an executive’s responsibilities and the executive’s impact on corporate performance, and are informed by published market and peer group data:

Name	Threshold	Target	Maximum	Performance Weighting
Martin P. Slark	62.5%	125%	250%	80% Corporate/20% Individual
Liam G. McCarthy	50%	100%	200%	80% Corporate/20% Individual
David D. Johnson	40%	80%	160%	80% Corporate/20% Individual
Katsumi Hirokawa	37.5%	75%	150%	24% Corporate/56% MPD/20% Individual
James E. Fleischhacker	37.5%	75%	150%	56% Corporate/24% CPD/20% Individual

The MIP is funded at 50% of target when threshold is met. In fiscal 2012, the funding for Mr. Hirokawa for the corporate and division funding was calculated at 30% corporate and 70% division to recognize his excellent performance and recovery following the Japanese natural disasters. In fiscal 2013, Mr. Hirokawa’s funding will revert to 70% corporate and 30% division.

MIP Fiscal 2012 Individual Performance Goals

In August 2011, the Committee approved annual individual performance goals for the CEO and the Committee and the CEO approved performance goals for the other NEOs. The CEO’s individual performance goal areas for fiscal 2012 included achieving budgeted financial performance, new product development, growth in revenue, improvements in the Company’s cost structure and operational performance, driving diversity and inclusion, implementing a talent management strategy and continued development of Molex’s corporate citizenship and responsibility programs. The individual performance goal areas for the other NEOs related to financial, operational and business achievements.

Fiscal 2012 First Half Operating Income Goals and Results

In August 2011, the Committee approved the operating income threshold, target and maximum goals for the six-month performance period ending December 31, 2011. For the first half fiscal 2012, corporate operating income was $218 million, which fell below the target operating income goal

($250 million) but exceeded threshold operating income goal ($210 million). CPD’s operating income fell below threshold and MPD’s operating income was slightly above target. Each NEO earned a first half payout and 50% was held back. The NEO’s performance ratings ranged from 2.5 to 4.

Fiscal 2012 Second Half Operating Income Goals and Results

In January 2012, the Committee approved the operating income threshold, target and maximum goals for the six-month performance period ending June 30, 2012. For the second half fiscal 2012, corporate operating income was $181 million, which fell below target ($218 million) and threshold ($183 million) and Messrs. Slark, Johnson and McCarthy did not earn a payout. Operating income for MPD was below threshold and Mr. Hirokawa did not earn a payout. Operating income for CPD was above threshold and Mr. Fleischhacker earned a payout. The NEO’s performance ratings ranged from 2.75 to 3.75.

Full-year fiscal 2012 operating income exceeded the combined first and second half thresholds and, as a result, the first half hold back (50% of the first half MIP) was earned and paid out to the NEOs.

The earned payouts under the MIP for the first half and second half fiscal 2012 were as follows:

Name	Target MIP (per half year)	MIP Earned First Half	MIP Earned Second Half	Total MIP Fiscal 2012	% of Base Salary	% of Target
Martin P. Slark	$637,000	$366,300	0	$366,300	35	28
Liam G. McCarthy	$323,000	$186,077	0	$186,077	28	28
David D. Johnson	$212,000	$121,905	0	$121,905	39	28
Katsumi Hirokawa	$298,000	$284,400	0	$284,400	41	47	*
James E. Fleischhacker	$192,000	$68,343	$41,867	$110,211	22	29

*	MPD was funded at 106% for the first half fiscal 2012 compared to corporate at 60%.

Long-Term Equity Incentives

Overview and Objectives

The Committee awards a combination of stock options and restricted stock to focus executive officers on long-term value creation through positive business and financial performance. Equity awards help to align the interests of our executive officers with those of our stockholders and to retain high performing executive officers. We believe that equity awards, more than any other element of compensation, provide our executive officers with incentives to improve the performance of Molex over the long term. This performance incentive, combined with the fact that equity awards allow us to retain valuable executive talent and align the interests of our executives with those of stockholders, is why the Committee has historically provided equity awards that are at or above the 75th percentile of our peer group.

Stock Options

Executive officers receive stock options that provide them with the right to buy a fixed number of shares of Class A Common Stock at the closing price of the stock on the grant date. Generally, options vest ratably over four years beginning on the first anniversary of the grant date and expire on the tenth anniversary. Options only have value to the recipients if the price of the Class A Common Stock appreciates after the options are granted and thereby align executives’ awards with increases in our share price.

Restricted Stock

Restricted stock awards of Class A Common Stock are granted at no cost to the executive officer. Generally, restricted stock awards vest ratably over four years beginning on the first anniversary of the grant date. The value of the restricted stock is tied directly to the value of the Class A Common Stock, and, as a result, aligns management’s interests with shareholders while also meeting the retention of our long-term incentive program.

Fiscal 2012 Awards

In determining the value and the allocation of the restricted stock and stock options granted in August 2011, the Committee considered the market competitive data provided by Towers Watson, recommendations of the Co-Chairman of the Board, advice from The Delves Group and other considerations including actual compensation delivered to the NEOs over the last several years. In addition, the Committee considered the retention of the CEO and the other named executive officers as a significant objective for the Company and in the best interests of stockholders and the further alignment of the named executive officers’ interests with those of stockholders through equity ownership. Based on all these factors, the Committee awarded equity grants significantly above the 75th percentile of peer group companies to provide meaningful incentives and satisfy the objectives of our program.

Timing of Equity Awards

Pursuant to equity grant procedures, the Committee approves proposed long-term incentive grants for NEOs at their regularly scheduled August meeting with an effective date of October 1st (or the next trading day if the markets are closed).

Other Compensation

Post-Employment Compensation and Benefits

We do not currently offer special employment agreements, severance agreements, or change-in-control agreements to any executive officer other than the agreements entered into with Mr. Fleischhacker described in Potential Payments Upon Termination or Change in Control. Our NEOs, and all employees with equity compensation awards for that matter, will have accelerated vesting of equity upon certain events (death, disability, retirement, change-of-control). As the Committee annually reassesses the effectiveness of the executive compensation program, it also assesses the merits of offering these types of arrangements for executives. The Committee may decide to offer these types of benefits in the future.

On a case-by-case basis, the Committee has approved individual retirement packages, in addition to the retirement benefits generally available under other employee benefit plans, to retiring executive officers based on years of service and contributions to Molex. In fiscal 2012, we entered into a Retirement and Consulting Agreement with Mr. Fleischhacker in connection with his expected retirement on December 31, 2012.

Defined Contribution Plans

The Company maintains retirement savings plans designed to complement our career employment model and encourage retention and long-term employment.

Retirement Savings Plan

The Molex Incorporated Retirement and Savings Plan is a qualified 401(k) defined contribution plan under which we make an annual contribution of 3% of eligible compensation to all employees. The Retirement and Savings Plan permits U.S. employees to contribute a maximum of 75% of eligible pay on a pre-tax basis subject to the dollar limit set by the Internal Revenue Service (“IRS”) and Molex matches employee contributions up to 4% of eligible compensation. Executives participate in the Retirement and Savings Plan on the same terms as are applicable to all employees.

Supplemental Executive Retirement Plan

The 2005 Molex Supplemental Executive Retirement Plan (the “SERP”) is a nonqualified defined contribution plan available to participants of the Retirement and Savings Plan whose contributions are affected by the IRS contribution limits. For calendar year 2011 we made a 3% contribution on pay in excess of the IRS compensation limit of $245,000 for eligible participants, including executive officers, whose contributions were limited under the Profit Sharing Plan.

Participants of the SERP may defer up to 100% of their base pay and/or cash incentive. For individuals who are affected by the IRS contribution limits, we will match participant contributions up to 4% of base pay in the SERP. In addition, we will make a 3% contribution on base pay in excess of the IRS compensation limit. All contributions are made to participant’s accounts at the close of each calendar year. All NEOs, other than Mr. Hirokawa, participate in and currently defer pay into the SERP.

Mr. Hirokawa participates in the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which we make discretionary annual contributions to eligible executive directors of Molex Japan. See “Company Contributions.”

Executive Perquisites

We provide certain perquisites to our executive officers consisting primarily of financial counseling fees, executive physicals, and car allowances or leased cars. We are selective in our use of perquisites, utilizing perquisites that are generally modest in value.

The Committee has adopted a perquisite pre-approval policy under which certain perquisites and maximum amounts for such perquisites have been pre-approved by the Committee. The Committee has delegated authority to the CEO to approve such perquisites for other executive officers. The Committee must separately approve perquisites not included in the policy or amounts that exceed the specified limits.

Additional Considerations

Recoupment and Forfeiture Policies

Under the Molex Annual Incentive Plan, the Board may require reimbursement of incentive awards paid to a named executive officer where:

(i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement;

(ii) in the Board’s view the named executive officer engaged in fraud or misconduct that caused the need for the restatement; and

(iii) a lower incentive award would have been made to the named executive officer based upon the restated financial results.

The Board may also seek reimbursement of incentive awards paid to any named executive officer in other circumstances involving fraud or misconduct if such fraud or misconduct caused substantial harm to Molex even in the absence of a restatement of Molex’s financial statements.

Under the 2008 Molex Stock Incentive Plan, awards will be forfeited if:

(i) the participant engages in competitive activities during employment or within one year after termination of employment;

(ii) the participant solicits employees to work for another organization during employment or within two years after termination of employment; or

(iii) the participant’s employment is terminated for cause, as defined for purposes of the equity plans.

Participants must also reimburse the Company for amounts paid in settlement of awards earned or accrued within 24 months of a restatement of Molex’s financial statements in certain circumstances.

Stock Ownership Guidelines and Holding Periods for Executive Officers

We have stock ownership guidelines for executive officers to ensure that our officers (including the named executive officers) have a meaningful stake in the equity of Molex and to further align the interest of the officers with the long-term interest of our stockholders.

Position	Ownership requirement
CEO	3 times annual base salary
All Other Executive Officers	2 times annual base salary

A new executive officer is given five years to meet these guidelines. We make exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. As of August 31, 2012, each executive officer had met, or was on track to meet, the stock ownership guidelines.

Restricted stock and stock acquired upon the exercise of options is subject to a six-month holding period unless the person is retirement eligible.

Tax and Accounting Implications of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers other than the CFO who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. It is the Committee’s intention to provide annual incentive awards and stock options that are qualified and fully deductible by the Company under Section 162(m). However, when warranted due to competitive or other factors, the Committee may decide in certain circumstances to provide incentive and other compensation that exceeds the $1 million limitation set forth in Section 162(m). The time-vested restricted stock granted by the Committee in fiscal 2012 and prior years will not be treated as performance-based compensation under Section 162(m).

Generally under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with FASB Topic 718, which is generally over the vesting period.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2012 Proxy Statement for filing with the SEC.

Compensation Committee

Joe W. Laymon, Chairman

David L. Landsittel

James S. Metcalf

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for services rendered during fiscal 2012, 2011 and 2010 for each Named Executive Officer (“NEO”).

Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin P. Slark	2012	1,026,250	4,755,000	894,000	366,300	168,031	7,209,581
Vice Chairman and	2011	979,840	5,235,000	2,670,000	1,364,143	139,736	10,388,719
Chief Executive Officer	2010	873,392	5,158,821	2,086,260	900,000	57,929	9,076,402
David D. Johnson	2012	533,650	1,981,250	372,500	121,905	72,193	3,081,498
Executive Vice	2011	515,000	2,181,250	1,112,500	460,718	64,639	4,334,107
President, Treasurer and	2010	487,500	1,594,000	1,043,130	415,000	27,485	3,567,115
Chief Financial Officer
Liam G. McCarthy	2012	651,650	2,377,500	447,000	186,077	78,198	3,740,425
President and Chief	2011	625,000	2,617,500	1,335,000	697,284	75,382	5,350,166
Operating Officer	2010	565,250	2,391,000	1,251,756	500,000	24,689	4,732,695
James E. Fleischhacker	2012	510,500	792,500	223,500	110,211	136,348	1,773,059
Executive Vice President and President,	2011	508,000	872,500	556,250	436,453	193,026	2,566,229
Commercial Products Division	2010	487,989	-	-	350,000	123,816	961,805
Katsumi Hirokawa(5)	2012	689,267	792,500	223,500	284,473	214,892	2,204,632
Executive Vice President and President,	2011	600,219	872,500	556,250	415,531	184,851	2,629,351
Micro Products Division	2010	524,118	-	-	340,000	62,627	926,745

(1)	The amounts reported in this column for each NEO reflect the aggregate grant date fair value of restricted stock granted in fiscal 2012 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the NEOs. The fair value of the restricted stock awards is calculated using the closing price of our Class A Common Stock on the grant date. Additional information regarding these values is included in Note 19 to our consolidated financial statements included in our Form 10-K filed with the SEC on August 9, 2012. A description of the restricted stock awards appears in the narrative text following the table “Fiscal Year 2012 Grants of Plan-Based Awards.”

(2)	The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options to acquire shares of Class A common stock granted in fiscal 2012 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the NEOs. Stock options settle in Class A Common Stock. Assumptions used in the calculation of these values are included in Note 19 to our consolidated financial statements included in our Form 10-K filed with the SEC on August 9, 2012. A description of the stock options appears in the narrative text following the table “Fiscal Year 2012 Grants of Plan-Based Awards.”

(3)	The amounts reported in this column for fiscal 2012 reflect the Molex Annual Incentive Plan payout based on performance in fiscal 2012 as determined by the Compensation Committee. The Molex Annual Incentive Plan is discussed in “Compensation Discussion and Analysis” and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table “Fiscal Year 2012 Grants of Plan Based Awards.”

(4)	See “All Other Compensation.”

(5)	All amounts shown for Mr. Hirokawa were paid in Japanese yen. The method used to convert the compensation values to U.S. dollars was the average of the closing monthly exchange rates during fiscal 2012. Mr. Hirokawa did not receive a salary increase in fiscal 2012.

All Other Compensation

The following table sets forth amounts for other compensation provided to the NEOs in fiscal 2012 included in the “All Other Compensation” column of the “Summary Compensation Table.”

Name	Perquisites(1)	Tax Reimbursements(2)	Company Contributions to Defined Contribution Plans(3)	Life Insurance Premiums	Total
Martin P. Slark	$80,819	$1,140	$80,612	$5,460	$168,031
David D. Johnson	22,768	1,147	46,718	1,560	72,193
Liam G. McCarthy	21,440	360	54,838	1,560	78,198
James E. Fleischhacker	88,954	99	45,735	1,560	136,348
Katsumi Hirokawa	148,305	0	59,917	6,670	214,892

(1)	See “Perquisites.”

(2)	Tax reimbursement relates to 35-year anniversary awards for Messrs. Slark and McCarthy and annual medical examinations for Messrs. Slark, Johnson and Fleischhacker.

(3)	See “Company Contributions.”

Perquisites

The following table sets forth amounts for perquisites provided to the NEOs in fiscal 2012 included in the “Perquisites” column of the “All Other Compensation” table. The amounts included in the table reflect the actual cost to Molex for providing these perquisites.

Name	Vehicle Allowance(1)	Financial Planning	Tax Preparation	Medical Exam	Overseas Assignment Expenses(2)	Company Paid Housing	Clubs(3)	Total
Martin P. Slark	$27,563	$33,517	$11,290	$1,699	$0	$0	$6,750	$80,819
David D. Johnson(4)	18,088	0	2,180	2,500	0	0	0	22,768
Liam G. McCarthy	15,840	0	5,600	0	0	0	0	21,440
James E. Fleischhacker	23,492	6,454	9,270	217	14,429	34,439	653	88,954
Katsumi Hirokawa	111,538	0	0	567	0	26,092	10,108	148,305

(1)	Amounts for Messrs. Slark, Johnson and Fleischhacker include car insurance. Amount for Mr. Hirokawa includes a driver allowance.

(2)	Mr. Fleischhacker served on expatriate assignment during the first half of fiscal 2012.

(3)	The amount shown for Mr. Slark includes memberships used primarily for business purposes, but because corporate members are not permitted, the memberships are held in Mr. Slark’s name.

(4)	During an unpaid internship, a family member of Mr. Johnson resided in company-paid housing already occupied by an officer. There was no incremental cost to the company related to this arrangement.

Company Contributions

The following table sets forth amounts included in the “Company Contributions to Defined Contribution Plans” column of the “All Other Compensation” table as follows: (i) Molex contributions to the Molex Incorporated Retirement and Savings Plan; (ii) Molex contributions to the 2005 Molex Supplemental Executive Retirement Plan, as amended and restated (“SERP”); and (iii) Molex contributions to non-U.S. retirement plans. This table does not include contributions made by the named executive officers.

Name	Retirement and Savings Plan(1)	SERP(2)	Non-US Retirement Plans(3)		Total
Martin P. Slark	$17,350	$63,262	$-		$80,612
David D. Johnson	17,350	29,368		-	46,718
Liam G. McCarthy	17,350	37,488		-	54,838
James E. Fleischhacker	17,350	28,385		-	45,735
Katsumi Hirokawa	0	0		59,917	59,917

(1)	The Molex Incorporated Retirement and Savings Plan (“Retirement and Savings Plan”) is a qualified 401(k) defined contribution plan under which we make an annual contribution of 3% of eligible compensation to eligible U.S. employees. The Retirement and Savings Plan permits U.S. employees to contribute a maximum of 75% of eligible pay on a pre-tax and/or Roth basis subject to the dollar limit set by the IRS and Molex matches employee contributions up to 4% of eligible pay. Executive officers participate in the Retirement and Savings Plan on the same terms and conditions as all other eligible U.S. employees.

(2)	The SERP is a nonqualified defined contribution plan available to participants of the Retirement and Savings Plan whose contributions are affected by the IRS contribution limits and are among a select group of management or highly compensated employees selected so that the SERP qualifies for certain exemptions under ERISA. For calendar year 2011, we made a 3% contribution on pay in excess of the IRS compensation limit of $245,000 for eligible participants whose contributions were limited under the Retirement and Savings Plan. Participants of the SERP may defer up to 100% of their base pay and/or cash incentive. For employees who are affected by the IRS contribution limits, we will match participant contributions up to 4% of base pay in the SERP. All contributions are made to participant’s accounts following the close of each calendar year. Mr. Hirokawa did not participate in the SERP.

(3)	The amount shown represents contributions to the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. During fiscal 2012, Molex made contributions totaling 6% of base salary.

Fiscal Year 2012 Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts for awards granted under the Molex Annual Incentive Plan, based on certain assumptions about the achievement of performance objectives for Molex and the individual NEOs at various levels. Since Molex’s threshold operating income goals were exceeded in the first half of fiscal 2012, and for the full fiscal year, the NEOs received a payout, which is set forth in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” The table also provides information on the grant date fair value of stock awards and stock options to acquire shares of Class A Common Stock granted in fiscal 2012 to each NEO. See “Compensation Discussion and Analysis.” There can be no assurance that the amounts in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(2)	Underlying Options (#)(3)	Awards ($/ Sh)	Awards ($)(2)(3)
Martin P. Slark	Annual Incentive Award			641,500	1,283,000	2,566,000
	Restricted Stock	08/04/2011	10/03/2011				300,000			4,755,000
	Stock Options	08/04/2011	10/03/2011					300,000	15.85	894,000
David D. Johnson	Annual Incentive Award			213,500	427,000	854,000
	Restricted Stock	08/04/2011	10/03/2011				125,000			1,981,250
	Stock Options	08/04/2011	10/03/2011					125,000	15.85	372,500
Liam G. McCarthy	Annual Incentive Award			326,000	652,000	1,304,000
	Restricted Stock	08/04/2011	10/03/2011				150,000			2,377,500
	Stock Options	08/04/2011	10/03/2011					150,000	15.85	447,000
James E. Fleischhacker	Annual Incentive Award			191,500	383,000	766,000
	Restricted Stock	08/04/2011	10/03/2011				50,000			792,500
	Stock Options	08/04/2011	10/03/2011					75,000	15.85	223,500
Katsumi Hirokawa	Annual Incentive Award			238,000	476,000	714,000
	Restricted Stock	08/04/2011	10/03/2011				50,000			792,500
	Stock Options	08/04/2011	10/03/2011					75,000	15.85	223,500

(1)	As further described under “Compensation Discussion and Analysis,” the target award opportunity for Mr. Slark is equal to 125% of base salary and the target award opportunities for the other NEOs range from 75% to 100% of base salary. The maximum award opportunity for Mr. Slark is equal to 250% of base salary and the maximum award opportunities for the other NEOs range from 150% to 200%. We used these percentages to calculate the “threshold,” “target” and “maximum” amounts noted.

(2)	The amounts shown for restricted stock represent the number of shares of restricted stock awarded in fiscal 2012 and the grant date fair value determined in accordance with FASB ASC Topic 718. The shares of restricted stock vest ratably over a period of four years.

(3)	The amounts shown for stock options represent the number of nonqualified stock options granted in fiscal 2012, the option exercise price and the grant date fair value determined in accordance with FASB ASC Topic 718. The stock options vest ratably over a period of four years.

Molex Annual Incentive Plan Awards.    The Molex Annual Incentive Plan awards are further described under “Compensation Discussion and Analysis.” These awards are granted under the Molex Incorporated Annual Incentive Plan (the “AIP”), which was approved by stockholders at the 2008 annual meeting. The purpose of the AIP is to enhance stockholder value and promote the attainment of our significant business objectives by basing a portion of an employee’s annual cash compensation on the achievement of specific performance goals. All of our executive officers and other employees are eligible to participate in the AIP. The AIP is administered by the Compensation Committee with respect to executive officers and by the CEO with respect to other employees. The CEO determines the other employees who are eligible to participate in the AIP.

As it relates to awards for executive officers, each year the Compensation Committee (i) establishes one or more performance measures; (ii) sets the semi-annual performance goal with respect to such performance measure for the Company, divisions, or an individual; (iii) establishes the weighting to be given to the performance measures and performance goals; and (iv) designates whether an award will be a Section 162(m) award. As it relates to awards for other employees, the CEO makes the same determinations as described above, except he does not designate Section 162(m) Awards.

Restricted Stock and Stock Options.    The restricted stock and stock option programs are further described under “Compensation Discussion and Analysis.” The restricted stock and stock option awards are granted under the 2008 Molex Stock Incentive Plan (the “2008 Plan”), which was approved by stockholders at the 2011 Annual Meeting. The purpose of the 2008 Plan is to optimize our profitability and growth through stock incentives that are consistent with our goals and that link and align the personal interests of directors, officers and employees to those of our stockholders. The 2008 Plan also enables us to attract, motivate, and retain directors, officers and employees who make significant contributions to our success and to allow such individuals to share in our success. The 2008 Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code by qualifying certain awards as performance-based compensation. The 2008 Plan is administered by the Compensation Committee with respect to awards to executive officers and the Stock Option Plan Committee with respect to other employees and the Corporate Governance and Nominating Committee with respect to non-employee directors.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth summary information regarding the outstanding stock options and restricted stock awards at June 30, 2012 held by each NEO. Market values are presented as of the end of fiscal 2012 (the $20.23 per share closing price of Molex Class A Common Stock on June 30, 2012) for outstanding stock awards. Market values are not presented for stock options. Unless otherwise noted, option awards and stock awards are for the acquisition of shares of Class A Common Stock and vest ratably over four years commencing on the first anniversary of the grant date.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Martin P. Slark	10/24/2003	175,000		0	25.99	10/24/2013	08/15/2008	18,750	379,313
	08/15/2007	200,000	(1)	0	22.82	08/15/2012	08/06/2009	161,820	3,273.619
	08/15/2008	150,000		50,000	24.59	08/15/2013	10/01/2010	225,000	4,551,750
	08/06/2009	250,000		250,000	15.94	08/06/2019	10/03/2011	300,000	6,069,000
	10/01/2010	150,000		450,000	17.45	10/01/2020
	10/03/2011	0		300,000	15.85	10/03/2021
David D. Johnson	08/15/2007	100,000	(1)	0	22.82	08/15/2012	08/15/2008	6,250	126,438
	08/15/2008	75,000		25,000	24.59	08/15/2013	08/06/2009	50,000	1,011,500
	08/06/2009	125,000		125,000	15.94	08/06/2019	10/01/2010	93,750	1,896,563
	10/01/2010	62,500		187,500	17.45	10/01/2020	10/03/2011	125,000	2,528,750
	10/03/2011	0		125,000	15.85	10/03/2021
Liam G. McCarthy	10/24/2003	17,990		0	25.99	10/24/2013	08/15/2008	7,500	151,725
	08/15/2007	125,000	(1)	0	22.82	08/15/2012	08/06/2009	75,000	1,517,250
	08/15/2008	93,750		31,250	24.59	08/15/2013	10/01/2010	112,500	2,275,875
	08/06/2009	150,000		150,000	15.94	08/06/2019	10/03/2011	150,000	3,034,500
	10/01/2010	75,000		225,000	17.45	10/01/2020
	10/03/2011	0		150,000	15.85	10/03/2021
James E. Fleischhacker	10/24/2003	100,000		0	25.99	10/24/2013	08/15/2008	5,000	101,150
	08/15/2007	60,000	(1)	0	22.82	08/15/2012	04/24/2009	12,500	252,875
	08/15/2008	45,000		15,000	24.59	08/15/2013	10/01/2010	37,500	758,625
	04/24/2009	93,750		31,250	14.51	04/24/2019	10/03/2011	50,000	1,011,500
	10/01/2010	31,250		93,750	17.45	10/01/2020
	10/03/2011	0		75,000	15.85	10/03/2021
Katsumi Hirokawa	10/30/2003	20,000	(2)	0	12.595	10/30/2012	08/15/2008	6,250	126,438
	08/15/2007	75,000	(1)	0	22.82	08/15/2012	04/24/2009	12,500	252,875
	08/15/2008	56,250		18,750	24.59	08/15/2013	10/01/2010	37,500	758,625
	04/24/2009	93,750		31,250	14.51	04/24/2019	10/03/2011	50,000	1,011,500
	10/01/2010	31,250		93,750	17.45	10/01/2020
	10/03/2011	0		75,000	15.85	10/03/2021

(1)	These options expired unexercised on August 15, 2012.

(2)	This is a long-term option to acquire shares of Class A Common Stock that vests on the eighth anniversary of the grant date.

Fiscal Year 2012 Option Exercises and Stock Vested

This table summarizes the option exercises and vesting of stock awards for each NEO in fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Martin P. Slark	0	0	193,410	3,145,305
David D. Johnson	0	0	68,750	1,116,313
Liam G. McCarthy	0	0	90,000	1,458,300
James E. Fleischhacker	0	0	35,000	657,700
Katsumi Hirokawa	20,000	196,188	37,500	702,750

(1)	The aggregate dollar value realized upon the exercise of the options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Includes the following number of shares retained by Molex for the payment of applicable taxes: Mr. Slark, 80,170; Mr. Johnson, 24,749; Mr. McCarthy, 32,806; Mr. Fleischhacker, 11,057; and Mr. Hirokawa, 0.

(3)	The aggregate dollar value realized on vesting of the stock awards was calculated by multiplying the closing price of Class A Common Stock on the vesting date by the number of vested shares.

Fiscal Year 2012 Nonqualified Deferred Compensation

The table below provides information for each NEO for fiscal 2012 on: (i) the dollar amount of aggregate contributions made by the NEO to the SERP; (ii) the dollar amount of aggregate contributions made by us on behalf of a NEO to the SERP; (iii) the dollar amount of aggregate interest or other earnings accrued on the NEO’s account in the SERP; (iv) the aggregate dollar amount of all withdrawals by and distributions to the NEO; and (v) the dollar amount of aggregate balance of the NEO’s SERP account as of June 30, 2012.

Name	Executive Officer Contribution ($)	Molex Contribution ($)	Aggregate Earnings (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2012 ($)
Martin P. Slark	41,050	63,262	68,358	0	1,106,484
David D. Johnson	21,346	29,368	(655)	0	179,240
Liam G. McCarthy	26,065	37,488	3,001	0	244,490
James E. Fleischhacker	20,419	28,385	22,518	0	507,962
Katsumi Hirokawa	0	0	0	0	0

The “Aggregate Balance” column includes the following amounts which have been reported in the Summary Compensation Table in fiscal 2011 and fiscal 2010.

Name	Previously Reported in Fiscal 2011 ($)	Previously Reported in Fiscal 2010 ($)
Martin P. Slark	47,835	0
David D. Johnson	20,250	0
Liam G. McCarthy	25,800	0
James E. Fleischhacker	18,240	0
Katsumi Hirokawa	0	0

2005 Molex Supplemental Executive Retirement Plan.    The SERP is a nonqualified defined contribution plan administered by the Special Subcommittee of the Executive Committee of the Board

of Directors. The SERP is available to participants whose contributions are affected by Internal Revenue Service contribution limits. Eligible compensation includes base salary and incentives subject to a dollar limit set by the IRS, which for calendar year 2011 was $245,000 and calendar year 2012 was $250,000. In addition, IRS limits also apply to company contributions to the Retirement and Savings Plan. Molex will make a 3% contribution to the participant’s accounts following the close of each calendar year. Amounts that we cannot contribute to the Retirement and Savings Plan because of IRS limits will be contributed to the SERP to restore the intended benefit of the Retirement and Savings Plan. Other IRS limits apply to employee contributions and company matching contributions under the Retirement and Savings Plan. As described further below, employees affected by these limitations have the opportunity to defer income and receive matching contributions in the SERP.

Participants may elect to invest the amounts that we contribute in a variety of mutual funds, including managed income, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Earnings on such investments in the Retirement and Savings Plan were in the range of -18.17% to 7.84% during calendar year 2011 and 0.03% and 10.08% for the first six months of calendar year 2012. Molex stock is not an investment option, and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis. In the Retirement and Savings Plan, participants are fully vested in their account after three years of employment and a participant becomes fully vested upon attaining age 65 or becoming disabled while in our employ, regardless of his or her years of employment. Vested amounts are distributed to a participant upon separation from service.

All contributions that could not be made to the Retirement and Savings Plan are made to the SERP. Each participant may elect to invest the amounts that we contribute on his or her behalf in a variety of mutual funds, including money market, bond, fixed income, large-, mid- and small-cap equity funds, international equity funds and lifestyle funds. Earnings on such investments in the SERP were in the same ranges as for the Retirement and Savings Plan. Molex stock is not an investment option, and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis.

Under the SERP, vested account balances will be distributed due to separation from service on or after age 59 1/2 according to the participant’s election either in a single lump sum or in ten substantially equal annual installments. Amounts contributed before 2011 will be distributed in accordance with the plan and the elections made under the applicable plan with respect to the particular year in which the amounts were contributed to the account(s). For separation from service before age 59 1/2 vested account balances will be distributed in a single lump sum payment. Vested account balances will be distributed in a single lump sum due to separation from service due to death or disability. If a participant experiences a financial hardship, he or she may request a distribution and the Special Subcommittee has sole discretion on whether to grant the single lump sum distribution.

The SERP provides participants the opportunity to defer all or a portion of their base salary and/or incentive pay during the calendar year (fiscal year, in the case of incentives) and for those participating in the Retirement and Savings Plan whose base exceeds the IRS limit, we matched the participant’s contributions up to 4% of base pay to the SERP. Each participant was able to elect to invest his or her deferrals in a variety of mutual funds, including money market, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Molex stock was not an investment option, and “above market” crediting rates were not offered. The investment performance tracks the Retirement and Savings Plan performance discussed above.

Participants elect prior to each plan year the amount to defer and the deferral period. Generally, a participant’s deferrals (adjusted for investment gain or loss) would be distributed to the participant (or, in the case of the participant’s death, the participant’s beneficiary) upon the earlier of the participant’s separation from service, death or disability.

As a nonqualified defined contribution plan, benefits under the SERP are considered to be our obligations, payable from our general assets. To assist us in accumulating the funds necessary to pay these benefits, we have established a grantor trust to which we contribute participant deferrals. Benefits will be paid from this trust, to the extent it has sufficient assets, and from us, to the extent the trust does not have sufficient assets.

Potential Payments Upon Termination or Change in Control

We do not currently provide executive officers with pension benefits or employment, severance or change-in-control agreements. On a case-by-case basis, the Compensation Committee has approved individual retirement packages to retiring executive officers based on years of service and contribution to Molex. In fiscal 2012, we entered into a Retirement and Consulting Agreement with Mr. Fleischhacker, as described below.

Equity Compensation Plans.

Under our equity compensation plans, outstanding and unvested stock options will become fully vested and exercisable, and outstanding and unvested restricted stock will become fully vested and be distributed upon a participant’s death, disability, retirement, or involuntary termination. In addition, the awards will vest upon a change-in-control irrespective of a termination of employment. In the event of a change-in-control where the Company ceases to have publicly traded equity securities, after the consummation of the change-in-control, if no replacement awards are issued in lieu of outstanding awards under the equity plans, then the plans and all outstanding awards granted under the plans will terminate, and the Company (or successor) will pay the participants an amount for their outstanding awards determined using the change in control price. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of June 30, 2012 are described above under “Outstanding Equity Awards at 2012 Fiscal Year-End.”

We have estimated the amount of incremental compensation for each of Messrs. Slark, Johnson, McCarthy, Fleischhacker and Hirokawa due to accelerated vesting of outstanding restricted stock awards upon termination of the officer’s employment in the event of the officer’s death, disability, retirement or involuntary termination, or upon a change in control irrespective of a termination of employment, as follows: Mr. Slark, $14,273,682; Mr. Johnson, $5,563,251; Mr. McCarthy, $6,979,350; Mr. Fleischhacker, $2,124,150; and Mr. Hirokawa, $2,149,438. These amounts assume that the termination of employment or change in control was effective as of June 30, 2012 and that the price of Class A Common Stock on which the calculations are made was the closing price of $20.23 on that date. We have estimated the value for the acceleration of stock options as of June 30, 2012 for each NEO as follows: Mr. Slark, $3,637,500; Mr. Johnson, $1,605,000; Mr. McCarthy, $1,926,000; Mr. Fleischhacker, $767,875; and Mr. Hirokawa, $767,875. The amounts shown above are estimates of the incremental compensation these officers would receive upon such terminations or a change in control. The actual amounts to be received can only be determined at the time of the officer’s termination of employment or at the time of a change in control.

An “involuntary termination” is defined for purposes of the Company’s equity plans to mean the Company’s or a subsidiary’s termination of a participant’s employment pursuant to a planned employee reduction plan if:

—	The participant has reached age 55 and was employed at least 20 years with the Company or a subsidiary; or

—	The participant was employed at least 25 years with the Company or a subsidiary.

A “change in control” is defined for purposes of the Company’s equity plans to mean:

—

The purchase or other acquisition by any person, entity or group of beneficial ownership of more than 50% of either the outstanding shares of Common Stock or the combined voting power of Molex’s then outstanding voting securities entitled to vote generally;

—

The approval by Molex’s stockholders of a reorganization, merger or consolidation, in each case, with respect to which persons who were Molex stockholders immediately prior to such reorganization, merger or consolidation, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;

—	A liquidation or dissolution of Molex; or

—

The sale of all or substantially all of Molex’s assets (i.e., greater than 40% of the total gross fair market value of all of the assets of Molex immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition.

Agreements with Mr. Fleischhacker.

On February 22, 2012, Molex and Mr. Fleischhacker entered into a Retirement and Waiver and Release Agreement (the “Retirement Agreement”) in connection with Mr. Fleischhacker’s retirement and a Consulting Agreement with Mr. Fleischhacker (the “Consulting Agreement”) in connection with his consulting services to be performed from January 1, 2013 through December 31, 2013 (the “Consulting Period”).

Under the Retirement Agreement, Mr. Fleischhacker (or his spouse if she survives him) will be entitled to receive a retirement benefit equal to 100% of his base salary as of the Retirement Date less applicable tax withholding and continued medical and dental benefits from January 1, 2013 through December 31, 2015. The Retirement Agreement also provides that the vesting of any outstanding non-vested stock options or other equity awards held by Mr. Fleischhacker on the Retirement Date will be accelerated and any such stock options will be exercisable pursuant to the terms of the applicable stock incentive plan and award agreement.

Molex is not obligated to make payments under the Retirement Agreement unless Mr. Fleischhacker complies with the confidentiality, non-solicitation, non-competition and non-disparagement covenants set forth in the Retirement Agreement following his retirement.

Under the Consulting Agreement, Mr. Fleischhacker will receive a monthly consulting fee of $10,000. Mr. Fleischhacker will not receive Molex-sponsored benefits pursuant to the Consulting Agreement. The Consulting Period may be extended upon the mutual agreement of Mr. Fleischhacker and Molex’s Chief Operating Officer, and may be terminated by either Mr. Fleischhacker or Molex on 30 days’ written notice, after which Molex will have no obligation to continue paying the consulting fee.

Agreements with Messrs. Krehbiel.

In addition, as described in greater detail below under “Transactions with Related Persons,” we have agreements with each of Frederick A. Krehbiel and John H. Krehbiel, Jr., pursuant to which we have agreed that if either of them dies while employed, we will pay his wife, if she survives him, $125,000 per year for the remainder of her life.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee adopted a written policy governing the review and approval of related person transactions. The policy requires that certain transactions with “related persons” be approved and/or ratified by the Audit Committee. The transactions covered by this policy include any transaction in which Molex is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. In accordance with SEC regulations, the term “related person” refers to stockholders of more than 5%, directors (and nominees for director), executive officers and their family members.

The policy provides standing pre-approval for certain types of transactions that the Audit Committee has determined do not pose a significant risk of a conflict of interest, either because a related person would not have a material interest in a transaction of that type or other characteristics of the transaction eliminate the risk of a conflict of interest. Standing pre-approval applies to the following:

—

Any transaction between Molex and another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of 2% of the other company’s gross revenues for that year or $200,000;

—

Any charitable contribution by Molex to an organization at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the greater of 2% of the charitable organization’s total annual receipts for that year or $200,000;

—	Any transaction where the related person’s interest arises solely from the ownership of our stock and all stockholders received or will receive the same benefit on a pro rata basis; and

—	Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

Also, our employment of an immediate family member of one of our directors or executive officers is not subject to the policy unless the family member’s total compensation (salary, bonus, perquisites and value of equity awards) exceeds $120,000 and/or the family member is appointed an officer.

Certain Transactions

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of ordinary business activities. Some of our directors, executive officers, greater than 5% stockholders and their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them. Except to the extent set forth below, to our knowledge, in fiscal 2012 no director, executive officer, greater than 5% stockholder or any of their immediate family members had a material interest in any of our ongoing business transactions or relationships.

Individual Arrangements Involving Future Compensation

On February 1, 1991, each of Frederick A. Krehbiel and John H. Krehbiel, Jr., entered into an agreement pursuant to which we agreed that if either of them dies while employed, we will pay his wife, if she survives him, $125,000 per year for the remainder of her life. Starting January 1, 1992 the annual amount is automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. Each agreement terminates in the event that employment terminates for any reason other than death. As of June 30, 2012, we had accrued $194,000 for Frederick A. Krehbiel’s arrangement and $365,000 for John H. Krehbiel, Jr.’s arrangement. These amounts are included in the table below under “All Other Compensation.”

Compensation of Employee Directors

Frederick A. Krehbiel, Fred L. Krehbiel, and John H. Krehbiel, Jr. are members of the Board and are also employees. During fiscal 2012, they were paid and/or earned the following amounts:

Name	Salary($)	All Other Compensation ($)(1)	Total($)
Frederick A. Krehbiel	450,000	252,900	702,900
Fred L. Krehbiel	155,550	9,994	165,544
John H. Krehbiel, Jr.	450,000	426,148	876,148

(1)	The amounts shown reflect executive life insurance premiums, tax gross-ups, annual medical examination, company car or car allowance, car insurance, Retirement and Savings Plan, SERP contributions and the amounts accrued pursuant to the individual arrangements involving future compensation for Frederick A. Krehbiel and John H. Krehbiel, Jr.

There were no equity grants to Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel during fiscal 2012. Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel are all eligible to participate in our compensation, benefit and health and welfare plans generally to the same extent as all other Molex employees.

OTHER MATTERS

Stockholder Proposals and Nominations

There are two different procedures by which stockholders may present proper proposals for action at our annual meetings of stockholders. The first procedure is provided by the rules of the SEC and the second by our Bylaws.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, to be eligible for inclusion in the proxy statement for our 2013 annual meeting, your proposal must be received by us no later than May 10, 2013, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, it reserves the right to omit from our proxy statement stockholder proposals that it is not required to include.

Our Bylaws permit stockholders of record to propose business to be considered at an annual meeting without being included in our proxy statement. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable provisions of our Bylaws. Consistent with our Bylaws, the Corporate Governance and Nominating Committee has adopted “Procedures for Stockholders Submitting Nominating Recommendations,” which is on our website, www.molex.com/financial/corporate_governance.html. Stockholders who desire to nominate a candidate for election to the Board must follow these procedures. As to any other business that a stockholder proposes to bring before an annual meeting, other than nominations, the Bylaws provide that a stockholder’s notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal.

In order to propose a nomination or some other item of business for the 2013 annual meeting under our Bylaws that is not submitted for inclusion in our proxy statement under Rule 14a-8, you must notify us in writing and such notice must be delivered to the Secretary no earlier than June 28, 2013, and no later than July 29, 2013. If, however, the date of the 2013 annual meeting is more than 30 days before or more than 70 days after the first anniversary of the 2012 annual meeting, then notice must be delivered not earlier than 120 days before the 2013 annual meeting and not later than 90 days before the 2013 annual meeting or the tenth day following the day on which public announcement of the date of the 2013 annual meeting is first made. You may write to our Secretary at 2222 Wellington Court, Lisle, Illinois 60532, to deliver the notices discussed above and to request a copy of the Bylaws regarding the requirements for making stockholder proposals.

Compliance and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, and a Code of Ethics for Senior Financial Management. The full text of these codes can be found on our website at www.molex.com/financial/corporate_governance.html. We intend to post any amendments to or waivers from these codes on our website.

Annual Report on Form 10-K

The 2012 Annual Report on Form 10-K (including exhibits), which we refer to as our “Form 10-K,” is available by accessing the Company’s website at www.molex.com/financial/corporate_governance.html or the SEC’s website at www.sec.gov. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at (630) 527-4447. We will furnish any exhibit to our Form 10-K if specifically requested to do so.

Householding of Proxy Materials

The SEC allows us to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household receives multiple copies of our proxy statements and annual reports and you wish to receive only one copy, please call your bank or broker or contact Investor Relations by telephone at (630) 527-4447 or by mail at 2222 Wellington Court, Lisle, Illinois 60532. Conversely, if your household receives only one copy of our proxy statements and annual reports and you would prefer to receive separate copies for each account, please call your bank or broker or contact Investor Relations by telephone or mail as described above and ask to have your accounts removed from the householding program.

MOLEX INCORPORATED

MOLEX INCORPORATED

MARK PACIONI

2222 WELLINGTON COURT

LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, October 25, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, October 25, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M48843-P29522                KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOLEX INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following five nominees:

1.	Election of Directors	☐	☐	☐
Class I Nominees to serve a three-year term:
01) Michelle L. Collins
02) Fred L. Krehbiel
03) David L. Landsittel
04) Joe W. Laymon
05) James S. Metcalf
The Board of Directors recommends you vote FOR proposal 2:						For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the independent auditor for fiscal year 2013.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

         Signature [PLEASE SIGN WITHIN BOX]        Date                                                    Signature (Joint Owners)                                    Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M48844-P29522

MOLEX INCORPORATED

Annual Meeting of Stockholders

October 26, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Molex Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each or any of them (the “Proxies”), as proxies and attorneys-in-fact, each with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting to be held October 26, 2012 at 10:00 a.m., Central time, at Molex’s corporate headquarters, and at any adjournments or postponements thereof, and to vote all of the shares of Common Stock (or Class B Common Stock) of Molex held of record by the undersigned as of the close of business on August 31, 2012, which the undersigned would be entitled to vote if personally present at the Annual Meeting with all the powers the undersigned would possess, on all matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE OF THIS CARD.

The Proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and (ii) in their best judgment on any other matters that may properly come before the Annual Meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

(Please complete and sign reverse side)